Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

OWENS-BROCKWAY GLASS CONTAINER INC.

AND

VITRO, S.A.B. DE C.V., DISTRIBUIDORA ÁLCALI, S.A. DE C.V.

AND VITRO PACKAGING, LLC

DATED AS OF MAY 12, 2015

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EXHIBITS

Exhibit A	List of Companies
Exhibit B	List of Ancillary Agreements
Exhibit C	Form of IP License Agreement
Exhibit D	Net Working Capital Calculation Example
Exhibit E	Form of Termination Fee Escrow Agreement
Exhibit F	Net Pension Liabilities Calculation Example
Exhibit G	Voting Agreement
Exhibit H	Form of FAMA Supply Agreement
Exhibit I	Summary of Terms and Conditions of the Sales and Distribution Agreement — Food and Beverage
Exhibit J	Summary of Terms and Conditions of the Sales and Distribution Agreement — Pharmaceuticals and Cosmetics
Exhibit K	Summary of Terms and Conditions for the Transition Services Agreement — IT Services

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 12, 2015, is entered into between Vitro, S.A.B. de C.V., a Mexican sociedad anónima bursátil de capital variable (“Vitro”), Distribuidora Álcali, S.A. de C.V., a Mexican sociedad anónima de capital variable (“Distribuidora”) and Vitro Packaging, LLC, a U.S. limited liability company (“Vitro Packaging,” and together with Vitro and Distribuidora, “Sellers”), and Owens-Brockway Glass Container Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Sellers own all of the equity participation or issued and outstanding membership interests or shares of capital stock (the “Equity Interests”) specified on Exhibit A of the companies listed thereon (each a “Company” and collectively the “Companies”);

WHEREAS, each Seller wishes to sell to Buyer, and Buyer wishes to purchase from each Seller, the Equity Interests, subject to the terms and conditions set forth herein; and

WHEREAS, prior to the sale and purchase, Distribuidora and Vitro Packaging will complete the Pre-Closing Transactions (as defined below);

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1                                   Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” means BDO USA LLP; provided, however, that if BDO USA LLP shall decline such appointment or otherwise be unable to serve, “Accounting Firm” shall mean such other independent public accounting firm that will accept such appointment and that is mutually agreed to by Buyer and Vitro; provided, further, that if Buyer and Vitro are unable to agree on an independent public accounting firm that will accept such appointment within five (5) Business Days after notice that BDO USA LLP has declined such appointment or is otherwise unable to serve, either Party may request that an internationally recognized public accounting firm that has not had a material relationship with either of the Parties in the preceding two years be appointed by the American Arbitration Association and, upon such appointment, “Accounting Firm” shall mean such internationally recognized firm.

“Accounting Firm’s Report” has the meaning set forth in Section 2.4(b)(iii).

“Adjustment Amount,” which may be positive or negative, means (i) the Final NWC Adjustment Amount minus the Estimated NWC Adjustment Amount plus (ii) the Estimated

Change in Control Payments minus the Final Change in Control Payments plus (iii) the Estimated Net Pension Liabilities minus the Final Net Pension Liabilities.

“Affected Participants” has the meaning set forth in Section 5.14(e).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person.  As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Alternative Transaction” means any (i) acquisition, merger, consolidation, reorganization, liquidation, recapitalization, share exchange or other business combination transaction involving the Business or the Companies, (ii) issuance or sale of Equity Interests or other equity securities of the Companies, or (iii) sale of the properties or assets of the Companies, taken as a whole, in each case, other than the transactions contemplated by this Agreement.

“Ancillary Agreements” means those agreements listed in Exhibit B of this Agreement.

“Antitrust Laws” means all antitrust, competition or trade regulation Laws of any Governmental Body or Laws issued by any Governmental Body that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Assigned Patents” has the meaning set forth in Section 5.23.

“Average 90 Day Sales” means, as of any date, the average daily sales for the ninety (90) days immediately prior to such date, expressed in Dollars.

“Benefit Plan” has the meaning set forth in Section 3.13(a).

“Blocked Persons” has the meaning set forth in Section 3.21(c).

“Business” means the food and beverage glass containers business of Sellers, as conducted in, as applicable, the United States, Mexico and Bolivia, in each case immediately prior to the consummation of the Pre-Closing Transactions; provided, that “Business” shall (i) exclude certain food and beverage glass products the supply and distribution of which shall be governed by the Sales and Distribution Agreement — Food and Beverage and (ii) include certain pharmaceuticals and cosmetics glass products the supply and distribution of which shall be governed by the Sales and Distribution Agreement — Pharmaceuticals and Cosmetics.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York, United States of America or Monterrey, Mexico are authorized or required by Law to be closed.  Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Business DB Plan” has the meaning set forth in Section 5.14(i).

“Business Employee” means each current or former employee, director or independent contractor who is employed by, provides services to or is associated with Sellers or any Company or any of their respective Affiliates in connection with the Business and whose services are primarily related to the Business.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Adjustment Report” has the meaning set forth in Section 2.4(a).

“Buyer Fundamental Representations and Warranties” means the representations and warranties of Buyer set forth in Section 4.1, Section 4.4 and Section 4.5.

“Buyer Indemnification Threshold” has the meaning set forth in Section 9.4(c).

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2.

“Buyer Material Adverse Effect” means any material adverse effect on the ability of Buyer to perform its obligations under, and consummate the transactions contemplated by, this Agreement.

“Buyer Per Claim Threshold” has the meaning set forth in Section 9.4(c).

“Buyer Plan” has the meaning set forth in Section 5.14(e).

“Change in Control Payments” means (i) any transaction, change in control, retention or similar bonus payments and any severance, termination or similar amounts or benefits, in each case, pursuant to an agreement, arrangement, plan, policy or practice between any Seller or any of their Affiliates (including, for the avoidance of doubt, any Company) and an applicable Business Employee, payable or due (whether now or in the future) to any Business Employee arising out of, related to or in connection with the transactions contemplated hereby and (ii) any Company’s portion of applicable payroll, employment or similar taxes and any “tax gross-up” payments in respect of such payments and benefits described in clause (i), except, in each case, for amounts incurred (A) at the written request of Buyer at any time or (B) by the Companies after the Closing.

“Claim” has the meaning set forth in Section 9.5(a).

“Claim Notice” has the meaning set forth in Section 9.5(a).

“Cleary Gottlieb” has the meaning set forth in Section 10.14.

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Payment” has the meaning set forth in Section 2.3(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Cofece” means the Comisión Federal de Competencia Económica.

“Communication” has the meaning set forth in Section 9.4(e)(iv).

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that, individually or in the aggregate, is or reasonably would be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, properties, liabilities or results of operations of the Companies and the Business, taken as a whole; provided, however, that no Effect shall constitute a Company Material Adverse Effect to the extent that such Effect arises out of or results from: (i) changes in general economic or business conditions in the United States, Mexico, Bolivia or elsewhere in the world; (ii) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States, Mexico, Bolivia or elsewhere in the world; (iii) changes in conditions generally affecting the industry in which any of the Companies or the Business operate; (iv) any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism; (v) any hurricane, flood, tornado, earthquake or other natural disaster; (vi) changes or proposed changes in applicable Law or IFRS or in the interpretation or enforcement thereof; (vii) any failure by the Companies or the Business to meet any internal or external estimates, expectations, budgets, projections or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (viii) the public announcement of this Agreement or the identity of Buyer or the pendency or consummation of the transactions contemplated hereby, including any Effect arising out of actions of competitors, customers, suppliers, distributors, joint venture partners, employees (including losses of employees) or labor unions in connection therewith; or (ix) (A) any action taken by any Seller or any Company (1) pursuant to and in accordance with this Agreement or (2) at the request or with the consent of Buyer or (B) the failure by any Seller or any Company to take any action prohibited by this Agreement; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (i), (ii), (iii), (iv), (v) or (vi) above may constitute a Company Material Adverse Effect to the extent that such change or event has a materially disproportionate impact on the Companies or the Business compared to other companies that operate in the industries in which the Companies or the Business operate.  Without limiting the generality of the foregoing, it is understood that, in determining the monetary impact of any Effect, (1) all amounts, if any, actually received and/or reasonably likely to be received under insurance, third party indemnifications or similar agreements and (2) all Tax benefits, if any, actually received and/or reasonably likely be received with respect to such Effect shall be taken into account.

“Confidentiality Agreement” means the confidentiality agreement, dated as of April 15, 2015, between Owens Illinois, Inc. and Vitro.

“Consent” means any approval, authorization, consent, ratification, permission, exemption or waiver or the expiration, lapse or termination of any waiting period.

“Consolidation Order” has the meaning set forth in Section 10.10(e).

“Continuing Employee” has the meaning set forth in Section 5.14(b).

“Contract” means any written contract, agreement or other legally binding instrument, including any written note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture, but excluding any purchase orders.

“Controlled Group” means with respect to any Person, each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with such Person within the meaning of Section 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.

“Cost-Effective Manner” has the meaning set forth in Section 9.4(e)(iii).

“D&O Expenses” has the meaning set forth in Section 5.13(b).

“D&O Indemnifiable Claim” has the meaning set forth in Section 5.13(b).

“D&O Indemnified Person” has the meaning set forth in Section 5.13(a).

“D&O Indemnifying Party” has the meaning set forth in Section 5.13(b).

“D&O Insurance” has the meaning set forth in Section 5.13(c).

“D&O Losses” has the meaning set forth in Section 5.13(b)

“Data Room” means the electronic data site established for “Project Cambridge” by IntraLinks on behalf of Sellers and to which Buyer and its Representatives have been given access in connection with the transactions contemplated hereby.

“Debt Commitment Letter” has the meaning set forth in Section 4.4(a).

“Deficit Amount” has the meaning set forth in Section 2.4(c)(ii).

“Direct Claim” has the meaning set forth in Section 9.5(a).

“Dispute” has the meaning set forth in Section 10.10(a).

“Disputed Items” has the meaning set forth in Section 2.4(b)(iii).

“DOJ” means the U.S. Department of Justice.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Encumbrance” means any lien, pledge, mortgage, security interest, claim, charge, easement, restriction of record, option, right of way, conditional sale, right of first refusal, encumbrance, social land (ejido) affectation, hypothecation, other title retention agreement, or restrictive covenant.

“Enforceability Limitations” has the meaning set forth in Section 3.1(c).

“Environmental Law” means any Law related to (i) protection, preservation or cleanup of the environment or natural resources; or (ii) release to the environment of, or human exposure to, Hazardous Substances.

“Equity Interests” has the meaning set forth in the recitals to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means US Bank, N.A., provided, however, if U.S. Bank shall decline such appointment or otherwise be unable to serve, “Escrow Agent” shall mean such other independent nationally recognized financial institution that will accept such appointment and is mutually agreed to by Buyer and Vitro.

“Escrow Agreement” means an escrow agreement, to be entered into by Vitro, Buyer and the Escrow Agent, substantially in the form attached hereto as Exhibit E.

“Estimated Change in Control Payments” has the meaning set forth in Section 2.3(c).

“Estimated Net Pension Liabilities” has the meaning set forth in Section 2.3(c).

“Estimated NWC Adjustment Amount,” which may be positive or negative, means:

(i) if the Estimated Working Capital is equal to or less than the Upper NWC Limit and is equal to or greater than the Lower NWC Limit, then the Estimated NWC Adjustment Amount shall be zero dollars ($0);

(ii) if the Estimated Working Capital is greater than the Upper NWC Limit, then the Estimated NWC Adjustment Amount shall be equal to the Estimated Working Capital minus the Upper NWC Limit; or

(iii) if the Estimated Working Capital is less than the Lower NWC Limit, then the Estimated NWC Adjustment Amount shall be equal to the Estimated Working Capital minus the Lower NWC Limit.

“Estimated Working Capital” has the meaning set forth in Section 2.3(c).

“Final Adjustment Report” has the meaning set forth in Section 2.4(b)(ii).

“Final Change in Control Payments” has the meaning set forth in Section 2.4(b)(iii).

“Final Net Pension Liabilities” has the meaning set forth in Section 2.4(b)(iii).

“Final NWC Adjustment Amount,” which may be positive or negative, means:

(i) if the Final Working Capital is equal to or less than the Upper NWC Limit and is equal to or greater than the Lower NWC Limit, then the Final NWC Adjustment Amount shall be zero dollars ($0);

(ii) if the Final Working Capital is greater than the Upper NWC Limit, then the Final NWC Adjustment Amount shall be equal to the Final Working Capital minus the Upper NWC Limit; or

(iii) if the Final Working Capital is less than the Lower NWC Limit, then the Final NWC Adjustment Amount shall be equal to the Final Working Capital minus the Lower NWC Limit.

“Final Working Capital” has the meaning set forth in Section 2.4(b)(iii).

“Financial Statements” means (a) the audited carve-out combined financial statements prepared in accordance with IFRS and audited in conformity with ISA (International Standards on Auditing) consisting of the balance sheets and related statements of income, cash flows and stockholders’ equity of the Business as of and for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012 (including any related notes thereto and the related reports of the independent public accountants) and (b) to the extent delivered by Sellers to Buyer in accordance with Section 5.22(c), the financial statements referred to in Section 5.22(c).

“Financing” has the meaning set forth in Section 4.4.

“Financing Sources” mean the agents, arrangers, lenders and other Persons that have committed to provide or arrange, or have otherwise entered into agreements in connection with, the Financing or any alternative debt financing to consummate the transactions contemplated by this Agreement, including the parties to any joinder agreements, indentures, purchase agreements or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, officers, directors, employees, agents, trustees and representatives involved in the Financing and their respective successors and assigns.

“Foreign Benefit Plans” has the meaning set forth in Section 3.13(h).

“FTC” means the U.S. Federal Trade Commission.

“Governmental Body” means any foreign, federal, state, provincial, local or other court, governmental authority, tribunal, commission or regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Hazardous Substances” means any pollutants, contaminants, or toxic or hazardous substances, materials or wastes, including petroleum or any fraction thereof, asbestos, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any rules and regulations promulgated thereunder.

“ICC” means the International Chamber of Commerce.

“IFRS” means the International Financial Reporting Standards, issued by the International Accounting Standards Board.

“Increase Amount” has the meaning set forth in Section 2.4(c)(i).

“Indebtedness” means, with respect to any Person, without duplication, (i) any indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) any indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) all liability of such Person under banker’s acceptances, letters of credit, performance bonds or related reimbursement agreements, (iv) any obligations under capitalized leases (that are required to be capitalized in accordance with IFRS) with respect to which such Person is liable, (v) any obligations under conditional sale, title retention or similar agreements or arrangements creating an obligation with respect to the deferred purchase price of property (other than customary trade credit), (vi) any interest rate and currency obligation swaps, hedges or similar arrangements, and (vii) any interest, principal, prepayment penalty, fees or expenses to the extent paid in respect of those items listed in clauses (i) through (vi) of this definition.

“Indemnifiable Environmental Liabilities” has the meaning set forth in Section 9.4(e).

“Indemnified Party” has the meaning set forth in Section 9.5(a).

“Indemnifying Party” has the meaning set forth in Section 9.5(a).

“Intellectual Property” means all worldwide intellectual property rights, including inventions, patents, trade secrets, know-how, copyrights, trademarks, social media identifiers and other source indicators (and any goodwill associated therewith), Internet domain names, Internet protocol addresses, and any applications and registrations for any and all of the foregoing.

“IP License Agreement” means that license of Intellectual Property rights in the form of Exhibit C.

“Latest Balance Sheet” means the audited carve-out combined balance sheet of the Companies as of December 31, 2014.

“Latest Balance Sheet Date” means the date of the Latest Balance Sheet.

“Law” means any law, treaty, statute, code, rule, Order or regulation enacted by any Governmental Body.

“Lease” means any lease, sublease, license, sublicense or other agreement under which a Company leases, licenses, uses or occupies, or has the right to use or occupy (whether as landlord or tenant), any real property or interest in real property.

“Leased Real Property” means all real property that, as of the Closing, the Companies lease, sublease or otherwise use or occupy, or have the right to use or occupy, pursuant to a Lease.

“Legal Proceeding” means any claim, action, suit or proceeding before any Governmental Body or arbitrator.

“Lender” has the meaning set forth in Section 4.4(a).

“Listed Persons” has the meaning set forth in Section 3.21(c).

“Losses” means all actual losses, damages, liabilities, costs and expenses, including reasonable and documented attorneys’ fees and the cost of enforcing any right to indemnification hereunder but excluding any allocated costs or expenses of any Indemnified Party.

“Lower NWC Limit” means the Target Working Capital for the month during which the Closing occurs minus the amount equal to the Average 90 Day Sales multiplied by four (4).

“Marketing Efforts” means the direct participation by the Companies’ senior management team in (i) the preparation of the Marketing Material and due diligence sessions related thereto and (ii) road shows and meetings with prospective lenders and debt investors.

“Marketing Material” means (a) customary bank books, information memoranda and other information packages regarding the business, operations, financial condition, projections and prospects of the Companies and their Subsidiaries, including all information relating to the transactions contemplated hereunder and (b) a customary “road show presentation” and a preliminary and final offering memorandum or private placement memorandum that is suitable for use in a customary “high-yield road show”, in each case required in connection with the Financing.

“Material Contracts” has the meaning set forth in Section 3.11(a).

“Mexican GAAP” means the Mexican Financial Reporting Standards (Normas de Información Financiera) in Mexico.

“Mexican Pension Plan” means, with respect to the Plan de pensiones de Vitro, the following plans: (i) Plan de Pensiones y Sicuenta, (ii) Planes de Jubilación para el Personal de las Empresas Vitro and (iii) Plan de Pensiones para el Personal de Empresas Filiales del Grupo Vitro.

“Monterrey F&B Property” has the meaning set forth in Section 5.20.

“Monterrey Property” means the owned real property corresponding to the Monterrey glass containers plant located in Magallanes #517 Ote, Colonia Treviño, Monterrey, Nuevo León, Mexico.

“Monterrey Property Transitional Owner” means Vidriera Monterrey, S.A. de C.V.

“Monterrey Transitional Lease” has the meaning set forth in Section 5.20.

“National Commission” means the Mexican National Commission on Foreign Investment.

“Net Pension Liabilities” means, as of the Closing Date, the aggregate total defined benefit pension obligations (“Obligación por beneficios definidos (OBD)”) plus the aggregate plan adjustments (“modificaciones al plan”) plus the aggregate actuarial gains or losses (“(ganancias) / perdidas actuariales”), in each case for Envases de Vidrio Las Americas, S.A. de C.V. and Especialidades Operativas Las Americas, S.A. de C.V. as calculated by Towers Watson in accordance with Mexican GAAP using the same methodologies and assumptions used by Vitro and/or its advisors in calculating net pension liabilities under the Mexican Pension Plan as of December 31, 2014 and expressed in Mexican Pesos.  Net Pension Liabilities shall be determined as shown in the example attached hereto as Exhibit F and, for the avoidance of doubt, the parties agree that Net Pension Liabilities for the year ended December 31, 2014 was $324,190,482 Mexican Pesos.

“Net Pension Liabilities Funding Documents” means a certificate of an officer of Seller stating that all Net Pension Liabilities have been funded as of the Closing Date.

“Net Working Capital” means, as of a specified time, the aggregate amount (which may be a positive or negative number) of the carved-out combined current assets of the Business (excluding cash and cash equivalents) minus the carved-out combined current liabilities of the Business, in each case, determined on a consolidated basis in accordance with IFRS applied consistently with the principles applied in the preparation of the Financial Statements; provided, however, that in the event of any conflict between such principles and IFRS, such principles shall control. Net Working Capital will be determined as shown in the example attached hereto as Exhibit D.

“Nontransferable Contract” means any Contract that may not be assigned or otherwise transferred to a Company in connection with the transactions contemplated by this Agreement, including the Pre-Closing Transactions, without obtaining the Consent of another Person.

“Notice of Disagreement” has the meaning set forth in Section 2.4(b)(ii).

“OFAC” has the meaning set forth in Section 3.21(c).

“Order” means any judgment, order, injunction, decision, determination, award, ruling, writ, stipulation, restriction, assessment or decree of, or entered by, any Governmental Body.

“Organizational Documents” means, with respect to any Person, the escritura constitutiva, estatutos sociales, the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Outstanding Debt Contracts” has the meaning specified in Section 3.3(d).

“Outstanding Debt Payoff Documents” has the meaning specified in Section 5.16.

“Outstanding Debt Repayment” has the meaning specified in Section 5.16.

“Overhead and Shared Services” means the following ancillary or corporate shared services that are provided to any Business or any Company by any Seller or any of its Affiliates (other than the Companies): travel and entertainment services; temporary labor services; office supplies services (including copiers and faxes); personal telecommunications services (including email); computer/telecommunications maintenance and support services; fleet services; energy/utilities services; procurement and supply arrangements; treasury services; public relations, legal and risk management services (including workers’ compensation); payroll services; telephone/data connectivity services; disaster recovery services; accounting services; tax services; internal audit services; executive management services; loan and savings programs available to employees, investor relations services; human resources and employee relations management services; employee benefits services; credit, collections and accounts payable services; property management services; environmental support services; and customs and excise services.

“Owned Real Property” means real property owned at Closing by a Company but excluding the Monterrey Property.

“Party” means each of Buyer and each Seller.

“Permits” means all permits, licenses, franchises, authorizations, registrations, concessions and approvals obtained from Governmental Bodies.

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with IFRS; (ii) Encumbrances of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Encumbrances (A) arising or incurred in the ordinary course of business consistent with past practice which relate to obligations that are not delinquent or that are being contested in good faith by appropriate proceedings or (B) that are not yet due and payable; (iii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice; (iv) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Body having jurisdiction over the Real Property or the Monterrey Property; (v) with respect to the Real Property or the Monterrey Property, (A) customary covenants, minor defects of title, easements, rights of way, restrictions and other similar Encumbrances affecting the Real Property or the Monterrey Property, (B) Encumbrances that would be disclosed on a current title report or similar report or listing relating to any Real Property or the Monterrey Property, and (C) any conditions that would be shown by a current survey of any Real Property or the Monterrey Property, provided, in each case, none of the foregoing (A) through (C), individually or in the aggregate, interferes in any material respect with or otherwise impairs in any material respect the use, occupation, value or marketability of title of the Real Property or the Monterrey Property subject thereto; (vi) rights of tenants expressly provided for under any Leases with respect to any portion of the Owned Real Property or the Monterrey Property; (vii) rights of the landlord in respect of the Leased Real Property and other terms expressly provided for under Leases provided or made available to Buyer; (viii) Encumbrances created by the actions of Buyer or its Representatives, employees, agents, or contractors; (ix) any Encumbrances disclosed in the Financial Statements; (x) those items set forth in Section 1.1(a) of the Sellers’ Disclosure Schedules; and (xi) any other Encumbrances that are not, individually or in the aggregate, material to the Business or that will be released on or prior to the Closing.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Body (or any department, agency, or political subdivision thereof).

“Pre-Closing Covenants” has the meaning set forth in Section 9.1(b).

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Transactions” means the transactions described in Section 1.1(b) of the Sellers’ Disclosure Schedules.

“Purchase Price” has the meaning set forth in Section 2.2.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Registered Company Intellectual Property” has the meaning set forth in Section 3.12(b).

“Regulatory Divestiture” has the meaning set forth in Section 5.8(d).

“Related Agreements” has the meaning set forth in Section 10.9.

“Released Buyer Person” has the meaning set forth in Section 10.13.

“Released Sellers Person” has the meaning set forth in Section 10.13.

“Remedial Action” has the meaning set forth in Section 9.4(e).

“Representatives” means the directors, officers, employees, investment bankers, Financing Sources, consultants, attorneys, accountants, agents, financial advisors and other advisors and representatives of a Person.

“Required Information” has the meaning set forth in Section 5.22(c).

“Resolution Period” has the meaning set forth in Section 2.4(b)(ii).

“Restricted Countries” has the meaning set forth in Section 3.21(c).

“Restricted Period” has the meaning set forth in Section 5.21(a).

“Retained Contracts” has the meaning set forth in Section 5.18(b).

“Retirement Eligible Employee” has the meaning set forth in Section 5.14(c).

“Review Period” has the meaning set forth in Section 2.4(b)(i).

“Sales and Distribution Agreement — Food and Beverage” means the Sales and Distribution Agreement relating to certain food and beverage glass products to be entered into by and between Vitro and Buyer on substantially similar terms as set forth on Exhibit I.

“Sales and Distribution Agreement — Pharmaceuticals and Cosmetics” means the Sales and Distribution Agreement relating to certain pharmaceuticals and cosmetics glass products to be entered into by and between Vitro and Buyer on substantially similar terms as set forth on Exhibit J.

“SDN” has the meaning set forth in Section 3.21(c).

“Second Request” has the meaning set forth in Section 5.8(a).

“Securities Act” means the Securities Act of 1933.

“Seller Indemnified Parties” has the meaning set forth in Section 9.3.

“Sellers” has the meaning set forth in the introductory paragraph to this Agreement.

“Sellers Fundamental Representations and Warranties” means the representations and warranties of Sellers set forth in Section 3.1, Section 3.2(a), Section 3.2(c), Section 3.3(a), Section 3.3(b) and Section 3.3(c), and Section 3.19.

“Sellers’ Disclosure Schedules” means the disclosure schedules delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement and dated as of the date hereof.

“Sellers’ Indemnification Threshold” has the meaning set forth in Section 9.4(a).

“Sellers’ Knowledge” means, as to a particular matter, the actual knowledge as of the date hereof of the individuals listed on Section 1.1(c) of the Sellers’ Disclosure Schedules.

“Sellers’ Per Claim Threshold” has the meaning set forth in Section 9.4(a).

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (ii) if no such governing body exists, a majority of the outstanding voting securities of such Person.

“Target Working Capital” means, for a particular month, the number of days set opposite such month on Exhibit D multiplied by the Average 90 Day Sales; provided, that if the Closing shall not have occurred by December 31, 2015, Buyer and Sellers shall jointly and reasonably determine in good faith, for each month after December 31, 2015 prior to the Closing Date, the number of days applicable in the calculation of the Target Working Capital.

“Tax Authority” means any Governmental Body responsible for the administration, determination, assessment, collection or imposition of any Tax.

“Tax Return” means any return, claim for refund, report, declaration, information return or other document required to be filed with any Tax Authority with respect to Taxes, including any amendments thereof and any schedules or attachments thereto.

“Taxes” means all federal, state, local or foreign taxes, duties, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, flat rate (impuesto empresarial tasa única), transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, escheat, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and all contributions to the Mexico Housing Fund (Instituto del Fondo Nacional de la Vivienda para los Trabajadores or INFONAVIT), the Mexican Social Security Institute (Instituto Mexicano del Seguro Social, IMSS) and the Retirement Services System (Sistema de Ahorro para el Retiro or SAR), together in each case with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination Date” has the meaning set forth in Section 8.1(c).

“Termination Fee” has the meaning set forth in Section 8.2(b).

“Territory” has the meaning set forth in Section 5.21(a).

“Third-Party Claim” has the meaning set forth in Section 9.5(a).

“Third-Party Payments” has the meaning set forth in Section 9.4(g).

“Toluca Cosmetics Property” has the meaning set forth in Section 5.19.

“Toluca Property” has the meaning set forth in Section 5.19.

“Toluca Property Transitional Owner” means Vitro América, S. de R.L. de C.V.

“Toluca Transitional Lease” has the meaning set forth in Section 5.19.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, transfer, stamp, registration, value added, documentary, recording or similar duties or Taxes incurred in connection with the transactions contemplated by this Agreement (including the Pre-Closing Transactions); provided, however, that Transfer Taxes shall not include any Tax imposed on net income or gains or any costs or expenses related to terminating trusts but, for the avoidance of doubt, these exclusions shall not exclude value added Taxes.

“Upper NWC Limit” means the Target Working Capital for the month during which the Closing occurs plus the amount equal to the Average 90 Day Sales multiplied by four (4).

“U.S. GAAP” means the generally accepted accounting principles in the United States.

“U.S. GAAS” means the generally accepted auditing standards in the United States.

“Vitro Marks” means the trademarks listed on Section 1.1(d) of the Sellers’ Disclosure Schedules.

“WARN Act” means Worker Adjustment Retraining Notification Act of 1988 or any similar Law.

Section 1.2                                   Interpretation; Construction.

(a)                                 The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections”, “Disclosure Schedules” and “Exhibits” are intended to refer to Articles and Sections of this Agreement and Schedules and Exhibits to this Agreement.  The Sellers’ Disclosure Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Any capitalized terms used in the Sellers’ Disclosure Schedules, any Exhibit or any Ancillary Agreement but not otherwise defined therein shall be defined as set forth in this Agreement unless the context otherwise requires.  Notwithstanding anything herein to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall control (unless the Ancillary Agreement explicitly provides otherwise).

(b)                                 For purposes of this Agreement: (i) “include,” “includes” or “including” shall be deemed to be followed by “without limitation”; (ii) “hereof,” “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (iv) “Dollars” and “$” shall mean United States Dollars; (v) the singular includes the plural and vice versa; (vi) reference to a gender includes the other gender; (vii) “any” shall mean “any and all”; (viii) “or” is used in the inclusive sense of “and/or”; (ix) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified in effect from time to time in accordance with its terms; and (x) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder.

(c)                                  Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Sellers’ Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Sellers’ Disclosure Schedules is or is not material for purposes of this Agreement.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Sellers’ Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Sellers’ Disclosure Schedules is or is not in the ordinary course of business for purposes of this Agreement.

(d)                                 The Parties have participated jointly in the negotiation and drafting of this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent.  In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

(e)                                  References to any document or information having been “made available” by Sellers to Buyer shall include Sellers or its Representatives having posted any such document or information to the Data Room or otherwise having made a copy of such document or information available (electronically or otherwise) prior to the execution hereof (subject to any redaction reasonably deemed necessary or appropriate by Sellers of information contained therein).

(f)                                   The Sellers’ Disclosure Schedules shall be arranged in sections that correspond to the Sections of this Agreement to which such sections of the Sellers’ Disclosure Schedules relate; provided, however, that the disclosure of any information in any section of the Sellers’ Disclosure Schedules shall also constitute disclosure for purposes of all other Sections of this Agreement with respect to which such disclosure is reasonably apparent on its face.

ARTICLE 2
PURCHASE AND SALE

Section 2.1                                   Purchase and Sale of the Equity Interests.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from Sellers, the Equity Interests, free and clear of all Encumbrances, in consideration for payment of the Purchase Price.

Section 2.2                                   Purchase Price.  The aggregate purchase price payable by Buyer to Sellers for the Equity Interests (the “Purchase Price”) shall be an amount equal to (a) the Closing Payment (as determined in accordance with Section 2.3(c)), plus (b) the amount, if any, payable by Buyer to Sellers pursuant to Section 2.4(c) or minus (c) the amount, if any, payable by Sellers to Buyer pursuant to Section 2.4(c).

Section 2.3                                   Closing.

(a)                                 Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Eastern time, at the offices of Sellers, located in Av. Ricardo Margain Zozaya #400, San Pedro Garza García, Nuevo León, México 66265, no later than the third Business Day after the last of the conditions to Closing set forth in Article 7 has been satisfied or waived in writing (other than any conditions that by their nature are to be satisfied at the Closing, including the conditions to Closing set forth in Section 7.2(e) and Section 7.2(f) and any payment obligations required by such conditions, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver in writing of such conditions at the Closing), unless another date, place or time is agreed to in writing by Buyer and Sellers. The date on which the Closing is actually held is referred to herein as the “Closing Date.”  The Closing will be deemed effective as of the close of business on the Closing Date for accounting purposes.

(b)                                 At the Closing:

(i)                                     Buyer shall deliver to Sellers:

(A)                                         the Closing Payment, as determined pursuant to Section 2.3(c), by wire transfer of immediately available funds to one (1) or more accounts designated by Vitro in writing to Buyer at least two (2) Business Days prior to the Closing Date;

(B)                                         the certificate contemplated by Section 7.3(c); and

(C)                                         a receipt for the Closing Payment.

(ii)                                  Sellers shall deliver to Buyer, as applicable:

(A)                                         entries in the registry books evidencing transfer of the Equity Interests and original stock certificates evidencing the Equity Interests of the Companies set forth on Section 2.3(b)(ii)(A) of the Sellers’ Disclosure Schedules, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and otherwise in proper form for transfer;

(B)                                         entries in the registry books evidencing transfer of the Equity Interests and original equity quota certificates evidencing the Equity Interests of the Companies set forth on Section 2.3(b)(ii)(B) of the Sellers’ Disclosure Schedules, free and clear of all Encumbrances, duly executed by the secretary of the board of managers;

(C)                                         the Outstanding Debt Payoff Documents;

(D)                                         the Net Pension Liabilities Funding Documents;

(E)                                          the certificates contemplated by Section 7.2(c);

(F)                                           the certificates contemplated by Section 7.2(g);

(G)                                         the stock ledger or equity registry book (libro de registro de acciones o libro de registro de socios) of each of the Companies;

(H)                                        an original notarial deed whereby the unanimous resolutions adopted by the equity holders of each Company that is a sociedad de responsabilidad limitada de capital authorizing the transfer of the Equity Interests are formalized; and

(I)                                             an original notarial deed whereby the resolutions of the shareholders of Vitro approving the transactions hereunder and the sale of the Equity Interests are formalized.

(c)                                  For purposes of determining the amount of cash to be paid by Buyer to Sellers at the Closing (the “Closing Payment”), at least three (3) Business Days prior to the anticipated Closing Date Vitro shall prepare and deliver to Buyer a written report setting forth, as of the Closing Date, in reasonable detail, Sellers’ good-faith estimate of (i) Net Working Capital (“Estimated Working Capital”), (ii) Net Pension Liabilities (“Estimated Net Pension Liabilities”) and (iii) Change in Control Payments (“Estimated Change in Control Payments”).  The Closing Payment shall be an amount equal to (A) Two Billion, One Hundred Fifty Million Dollars ($2,150,000,000), plus (B)  the Estimated NWC Adjustment Amount, plus (C) the amount of any value added Taxes to be paid by a Company to Vitro or any of its Affiliates as a result of the Pre-Closing Transactions for remittance to the appropriate Tax Authority (with a schedule of such value added Taxes to be delivered by Vitro to Buyer prior to the Closing), minus (D) the Estimated Change in Control Payments.

Section 2.4                                   Determination of Final Purchase Price.

(a)                                 As soon as reasonably practicable following the Closing Date (but no later than ninety (90) days after the Closing Date), Buyer shall deliver to Sellers a statement (the “Buyer Adjustment Report”) setting forth, as of the Closing Date and in reasonable detail, Buyer’s good-faith calculation of (i) Net Working Capital, (ii) Change in Control Payments and (iii) Net Pension Liabilities.

(b)                                 The following procedures shall apply with respect to the review of the Buyer Adjustment Report:

(i)                                     Sellers shall have a period of seventy-five (75) days after receipt by Sellers of the Buyer Adjustment Report to review such Buyer Adjustment Report (the “Review Period”).  During the Review Period, Buyer shall make available to Sellers and its Representatives reasonable access during normal business hours to all relevant personnel, Representatives of Buyer, books and records of the Business and the Companies and other items reasonably requested by Sellers in connection with Sellers’ review of the Buyer Adjustment Report and any dispute with respect thereto as contemplated by this Section 2.4.

(ii)                                  If Sellers do not deliver to Buyer a written statement describing any objections Sellers have to the Buyer Adjustment Report (a “Notice of Disagreement”) on or

before the final day of the Review Period, then Sellers shall be deemed to have irrevocably accepted such Buyer Adjustment Report, and such Buyer Adjustment Report shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(c).  If Sellers deliver to Buyer a Notice of Disagreement on or before the final day of the Review Period, then Buyer and Sellers shall attempt to resolve in good faith the matters contained in the Notice of Disagreement within thirty (30) days after Buyer’s receipt of the Notice of Disagreement (the “Resolution Period”).  If Buyer and Sellers reach a resolution with respect to such matters on or before the final day of the Resolution Period, then the Buyer Adjustment Report, as modified by such resolution, shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(c).

(iii)                               If such a resolution is not reached on or before the final day of the Resolution Period, then Buyer and Sellers shall promptly (and in any event no later than five (5) Business Days after the last day of the Resolution Period) retain the Accounting Firm (including by executing a customary agreement with the Accounting Firm in connection with its engagement) and submit any unresolved objections covered by the Notice of Disagreement (the “Disputed Items”) to the Accounting Firm for resolution in accordance with this Section 2.4(b)(iii).  The Accounting Firm will be instructed to (A) make a final determination on an expedited basis (and in any event within thirty (30) days after submission of the Disputed Items) with respect to each of the Disputed Items (and only the Disputed Items) that is within the range of the respective positions taken by each of Buyer and Sellers and (B) prepare and deliver to Buyer and Sellers a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the “Accounting Firm’s Report”).  During the ten (10) days after submission of the Disputed Items to the Accounting Firm, each of Buyer and Sellers may provide the Accounting Firm with a definitive statement in writing of its positions with respect to the Disputed Items (and only the Disputed Items).  The Accounting Firm will be provided with reasonable access to the books and records of Buyer, the Companies and Sellers for purposes of making its final determination with respect to the Disputed Items, and Buyer, Sellers and the Companies shall otherwise reasonably cooperate with the Accounting Firm in connection therewith.  Each of Buyer and Sellers agree that (1) the Accounting Firm’s determination with respect to each Disputed Item as reflected in the Accounting Firm’s Report shall be deemed to be final, conclusive, binding and non-appealable, absent fraud or manifest error, (2) the Buyer Adjustment Report, as modified by any changes thereto in accordance with the Accounting Firm’s Report, shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(c), (3) the procedures set forth in this Section 2.4 shall be the sole and exclusive remedy with respect to the final determination of the Final Adjustment Report, and (4) the Accounting Firm’s determination under this Section 2.4(b)(iii) shall be enforceable as an arbitral award, and judgment may be entered thereupon in any court having jurisdiction over the Party against which such determination is to be enforced.  Net Working Capital as of the Closing Date as set forth in the Final Adjustment Report shall be deemed to be the “Final Working Capital.” Change in Control Payments as set forth in the Final Adjustment Report shall be deemed to be the “Final Change in Control Payments.”  Net Pension Liabilities as of the Closing Date as set forth in the Final Adjustment Report shall be deemed to be the “Final Net Pension Liabilities.”

(iv)                              Each of Buyer and Sellers shall (A) pay its own respective costs and expenses incurred in connection with this Section 2.4 and (B) be responsible for fifty percent (50%) of the fees and expenses of the Accounting Firm.

(c)                                  Within five (5) Business Days after the determination of the Final Adjustment Report in accordance with this Section 2.4 (including by failure to timely deliver a Notice of Disagreement):

(i)                                     If the Adjustment Amount, as finally determined, is a positive number (such amount, the “Increase Amount”), Buyer shall pay or cause to be paid to Vitro an amount in cash equal to the Increase Amount by wire transfer of immediately available funds to the account designated by Vitro; and

(ii)                                  if the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then Vitro shall pay or cause to be paid to Buyer an amount in cash equal to the Deficit Amount by wire transfer of immediately available funds to an account designated by Buyer.

Section 2.5                                   Withholding Rights.  Buyer (and its Affiliates) and the Escrow Agent shall be entitled to deduct and withhold any amounts from the consideration otherwise payable pursuant to this Agreement (other than for any payment of the Termination Fee) that are required to be withheld with respect to the making of any such payment under the Code, or any provision of state, local or foreign Tax Law.  Before making any such deduction or withholding permitted by the first sentence of this Section 2.5, (i) Buyer (or its Affiliate) or the Escrow Agent, as applicable, shall provide to the relevant Seller ten (10) days’ notice of Buyer’s (or its Affiliate’s) or the Escrow Agent’s, as applicable, intention to make such deduction and withholding and the Law underlying the proposed deduction or withholding and the proposed rate of the deduction or withholding in order for such Seller to obtain any available reduction of or relief from such deduction or withholding from the applicable Tax Authority and/or execute and deliver to or file with such Tax Authority and/or Buyer such affidavits, certificates and other documents as may reasonably be expected to afford such Seller a reduction of or relief from such deduction or withholding, and (ii) Buyer (or its Affiliate) or the Escrow Agent, as applicable, shall use its commercially reasonable best efforts to cooperate with Seller, at Seller’s request, in its efforts to obtain such reduction of or relief from such deduction or withholding.  To the extent that such amounts are so withheld and paid over to the proper Tax Authority by Buyer (and its Affiliates) or the Escrow Agent, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Sellers’ Disclosure Schedules (which shall be interpreted in accordance with Section 1.2(f)), Sellers jointly and severally represent and warrant to Buyer (with respect to each Seller and the Company whose Equity Interests it owns, as applicable) as follows:

Section 3.1                                   Organization and Authority of Sellers.

(a)                                 As set forth in Section 3.1(a) of the Sellers’ Disclosure Schedules under the heading “Organization,” such Seller is a sociedad anónima bursátil de capital variable, sociedad anónima de capital variable or limited liability company, as the case may be, duly organized, validly existing and, to the extent the concept exists under the Laws of its state of organization, in good standing under such Laws.  Assuming the due adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Class A common stock of Vitro, such Seller has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby (including all power and authority to sell, assign, transfer and convey its Equity Interests as provided by this Agreement).

(b)                                 The execution and delivery by such Seller of this Agreement and any Ancillary Agreements to which it is or will be a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action on the part of such Seller.

(c)                                  This Agreement has been duly and validly executed and delivered by such Seller and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles (the “Enforceability Limitations”).

(d)                                 Each of the Ancillary Agreements to which such Seller is or will be a party has been or will be duly and validly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the other party or parties thereto) constitutes or will constitute a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

Section 3.2                                   Organization, Authority and Qualification of the Companies.

(a)                                 Such Company is duly organized, validly existing and, to the extent the concept exists under the Laws of its state of incorporation, in good standing under such Laws and has all requisite corporate power and authority to own, lease and operate its respective properties, rights and assets and to conduct its business as it is now being conducted.

(b)                                 Such Company is qualified to do business and, to the extent the concept exists under the Laws of the state where the properties, rights and assets owned or leased by it or the operation of its business as currently conducted makes such qualification necessary, in good standing under such Laws, except where the failure to be so qualified or in good standing would not materially impair the conduct of the Business.

(c)                                  Such Company does not own any equity interest in any Person.

Section 3.3                                   Capitalization; Indebtedness; Organizational Documents.

(a)                                 As of the date of this Agreement, the authorized capital stock of such Company is set forth opposite its name on Exhibit A of this Agreement.  All of the Equity Interests owned by such Seller have been duly authorized and validly issued and are fully paid and non-assessable.  All of such Equity Interests owned by such Seller have been issued and granted in compliance with all applicable Law or pursuant to valid exemptions therefrom.  None of such Equity Interests owned by such Seller were issued in violation of any Contract or any preemptive or similar rights of any Person.

(b)                                 Such Seller is the record and beneficial owner of, and has (directly or indirectly) good and valid title to, all of the Equity Interests, free and clear of all Encumbrances or any other restrictions on transfer (other than any restrictions on transfer under the Securities Act and any national or state securities Laws).

(c)                                  Except for the Equity Interests owned by such Seller, there are no equity securities of any class of such Company or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding.  There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of such Company or obligating such Seller or Company to issue or sell any of capital stock of, or any other interest in, such Company.  There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar equity-based rights or obligations of such Company.  There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Equity Interests or any other equity interests of such Company.

(d)                                 Other than the Indebtedness evidenced by the instruments set forth in Section 3.3(d) of the Sellers’ Disclosure Schedules (the “Outstanding Debt Contracts”), no such Company has any other outstanding Indebtedness. Following the Closing, no such Company will have any liability with respect to the Outstanding Debt Contracts.

(e)                                  Such Seller has made available to Buyer correct and complete copies of the Organizational Documents of such Company as of the date hereof, and as of the date hereof, (i) the Organizational Documents of such Company is in full force and effect and (ii) such Company is not in violation of any such Organizational Documents.

Section 3.4                                   No Conflicts; Consents.

(a)                                 Subject to receipt of the Consents and Permits, and making of the declarations, filing and notices, referred to in Section 3.4(b), none of the execution, delivery or performance by such Seller of this Agreement or any Ancillary Agreements to which it is or will be a party, nor the consummation of the transactions contemplated hereby and thereby (including the Pre-Closing Transactions), will:

(i)                                     result in a material violation or material breach of, or material default under, any provision of the Organizational Documents of such Seller or such Company;

(ii)                                  result in a material violation of, or give any Governmental Body the right to challenge any of the transactions contemplated hereby under, any Law or Order applicable to such Seller or such Company; or

(iii)                               result in a material violation or material breach of, constitute a material default under, require the Consent of any other Person under or give any Person any rights of termination or cancellation under, any Material Contract.

(b)                                 No Consent, Permit, declaration or filing with, or notice to, any Governmental Body is required by or with respect to such Seller or any Company in connection with the execution and delivery of this Agreement or any Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (including the Pre-Closing Transactions), except for (i) compliance with and filings under the HSR Act and Consents required pursuant to any other Antitrust Laws and (ii) such Consents, Permits, declarations, filings or notices the failure of which to make or obtain would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5                                   Financial Statements; Internal Controls.

(a)                                 Correct and complete copies of the Financial Statements described in clause (a) of the definition of Financial Statements have been made available to Buyer.  The Financial Statements described in clause (a) of the definition of Financial Statements fairly present, in all material respects, the combined financial condition of the Business as of the dates indicated therein and the results of the operations of the Business for the periods covered thereby, all in accordance with IFRS, audited in conformity with ISA (International Standards on Auditing).  If delivered by Sellers to Buyer in accordance with Section 5.22(c), the Financial Statements described in clause (b) of the definition of Financial Statements shall fairly present, in all material respects, the combined financial condition of the Business as of the dates indicated therein and the results of the operations of the Business for the periods covered thereby, all in accordance with IFRS and, in the case of any audited financial statements, audited in conformity with U.S. GAAS (subject, in the case of unaudited quarterly financials, to normal year-end audit adjustments and the absence of footnotes). Each of the Financial Statements described in clause (a) of the definition of Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods covered thereby. Each of the Financial Statements described in clause (b) of the definition of Financial Statements, if delivered by Sellers to Buyer in accordance with Section 5.22(c), shall be prepared in accordance with IFRS applied on a consistent basis throughout the periods covered thereby.

(b)                                 Such Seller and the Business maintain a reasonably standard system of accounting established and administered in all material respects in accordance with Mexican GAAP, IFRS or U.S. GAAP, as applicable.  In addition, such Seller and the Business maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements with respect to the Business for external purposes in accordance with Mexican GAAP, IFRS or U.S. GAAP, as applicable, in all material respects, including internal accounting controls sufficient to provide reasonable assurance that, with respect to the Business, (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements of such Company in conformity with Mexican GAAP, IFRS or U.S. GAAP, as applicable, and maintain accountability for assets, and (iii) the recorded accountability for assets is maintained at reasonable intervals and appropriate action is taken with respect to any differences.  To Sellers’ Knowledge, there has not been any fraud, whether or not material, that involves management or other employees of such Company who have a significant role in such Company’s internal controls over financial reporting.

(c)                                  Since January 1, 2012, such Seller and such Company have not, and to Sellers’ Knowledge, none of such Seller or such Company’s senior executives has, received any written complaint or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Business or any Seller or any Company, or any Seller’s or any Company’s internal control over financial reporting in connection with the Business, including any complaint, allegation, assertion or claim that, such Seller or such Company has engaged in questionable or improper accounting practices in connection with the Business.

Section 3.6                                   No Undisclosed Liabilities.  Such Company and the Business do not have any liabilities required to be reflected on a balance sheet prepared in accordance with IFRS, except for combined liabilities (i) that are reserved against in the Latest Balance Sheet, (ii) that have been incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date, (iii) for future performance under existing Contracts or (iv) that are not, individually or in the aggregate, material to the Business.

Section 3.7                                   Absence of Certain Developments.

(a)                                 Except for the transactions contemplated by this Agreement, since the Latest Balance Sheet Date:

(i)                                     until the date of this Agreement, such Company and the Business have operated in the ordinary course of business consistent in all material respects with past practice;

(ii)                                  until the date of this Agreement, such Company and the Business has not taken any of the actions described in clauses (i) through (xxiii) of Section 5.1(b); and

(iii)                               there has not been any Company Material Adverse Effect.

Section 3.8                                             Title, Condition and Sufficiency of Assets.

(a)                                 Upon completion of the Pre-Closing Transactions and the transactions described in Section 5.20 (with respect only to the land underlying the Monterrey Property), such Company will have good and valid title to, or a valid leasehold interest in, all tangible and material personal property and other assets reflected in the Latest Balance Sheet with respect to such Company or acquired after the Latest Balance Sheet Date, free and clear of all Encumbrances other than Permitted Encumbrances, except for Retained Contracts and for properties, rights and assets sold or otherwise disposed of by such Company in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date.

(b)                                 Upon completion of the Pre-Closing Transactions and the transactions described in Section 5.20 (with respect only to the land underlying the Monterrey Property), the properties, assets and rights of such Company will include all properties, assets, Permits and rights (other than under or to any Retained Contracts, Overhead and Shared Services (including any Contracts therefor) and the services to be provided pursuant to any Ancillary Agreement) necessary for and used in the continued conduct of the Business after the Closing in substantially the same manner in all material respects as conducted prior to the Closing.

(c)                                  None of the representations and warranties contained in this Section 3.8 shall be deemed to relate to any Intellectual Property matters (such matters being the subject of Section 3.12), employee benefits matters (such matters being the subject of Section 3.13), employment and labor matters (such matters being the subject of Section 3.14), Tax matters (such matters being the subject of Section 3.15) or environmental matters (such matters being the subject of Section 3.17).

Section 3.9                                   Compliance with Laws; Permits.

(a)                                 (i) The Business and the Companies are in compliance in all material respects with all Laws applicable to the Business, (ii) since January 1, 2012, such Seller has not received any written notice from any Governmental Body alleging any material noncompliance by the Business with respect to any such Law and (iii) no investigation by any Governmental Body regarding a violation of any such Law by the Business or any Company is pending or, to Sellers’ Knowledge, threatened in writing.

(b)                                 To Sellers’ Knowledge, all Permits required to conduct the Business as currently conducted have been obtained by such Seller or one of its Subsidiaries and are valid and in full force and effect, except where the failure to obtain any such Permit or the failure to be valid and in full force and effect would not materially impair the conduct of the Business, and the Business and the Companies are in compliance in all material respects with all such Permits. Section 3.9(b) of the Sellers’ Disclosure Schedules sets forth a list of all material Permits required to conduct the Business.

(c)                                  None of the representations and warranties contained in this Section 3.9 shall be deemed to relate to any employee benefits matters (such matters being the subject of Section 3.13), employment and labor matters (such matters being the subject of Section 3.14), Tax matters (such matters being the subject of Section 3.15) or environmental matters (such matters being the subject of Section 3.17).

Section 3.10                            Legal Proceedings; Governmental Orders.

(a)                                 There is no Legal Proceeding pending or, to Sellers’ Knowledge, threatened in writing, against or by such Company affecting any of its properties or assets (or by or against such Seller and relating to such Company) that, if determined adversely to such Company (or such Seller), would have a Company Material Adverse Effect, or would challenge, or may have the effect of preventing, materially delaying or making illegal the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 None of the representations and warranties contained in this Section 3.10 shall be deemed to relate to any Intellectual Property matters (such matters being the subject of Section 3.12), employee benefits matters (such matters being the subject of Section 3.13), employment and labor matters (such matters being the subject of Section 3.14), Tax matters (such matters being the subject of Section 3.15) or environmental matters (such matters being the subject of Section 3.17).

Section 3.11                            Material Contracts.

(a)                                 Section 3.11(a) of the Sellers’ Disclosure Schedules sets forth a correct and complete list as of the date hereof of the following Contracts (collectively, the “Material Contracts”):

(i)                                     any Contract pursuant to which the Business or such Company may be entitled to receive or obligated to pay more than $10,000,000 for the year ended December 31, 2014 that cannot be cancelled by the Business or such Company without material penalty upon no more than ninety (90) days’ notice;

(ii)                                  any Contract that requires the Business or such Company to purchase its total requirements of any product or service that is material to the Business as currently conducted from any other Person or contains “take or pay” or similar provisions that cannot be cancelled by the Business or such Company without material penalty upon no more than ninety (90) days’ notice;

(iii)                               any Contract that contains a “most-favored-nation” clause or similar term that provides preferential pricing or treatment that cannot be cancelled by the Business or such Company without material penalty upon no more than ninety (90) days’ notice;

(iv)                              any Contract that limits or purports to limit the ability of the Business or such Company to (A) compete in any line of business or (B) solicit any individuals for employment, and that, in each case, cannot be cancelled by such Company without material penalty upon no more than ninety (90) days’ notice;

(v)                                 any Contract with a sales representative or distributor with expected aggregate annual payments by or to the Business or such Company in excess of $10,000,000;

(vi)                              any Contract requiring or otherwise relating to any future capital expenditures by the Business or such Company, in each case, in excess of $10,000,000;

(vii)                           any Contract relating to the creation, incurrence, assumption or guarantee of any indebtedness for borrowed money by the Business or such Company, in excess of $10,000,000;

(viii)                        any Contract that relates to the acquisition or disposition by the Business or such Company of any business, a material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(ix)                              any Contract establishing or governing the management of any partnership, joint venture or similar arrangement, or acquisition or disposal of any joint ventures or similar arrangement to which a Company is a party;

(x)                                 any Contract required to be disclosed in Section 3.20 of the Sellers’ Disclosure Schedules; and

(xi)                              any Contract pursuant to which following completion of the Pre-Closing Transactions, a Company will receive or grant a license or other right to use Intellectual Property from or to any other Person (other than (A) commercially available non-exclusive software agreements or (B) non-exclusive licenses of Intellectual Property owned by a Company entered into in the ordinary course of business).

(b)                                 Such Seller has made available to Buyer correct and complete copies of the Material Contracts of such Company and the Business with all amendments, supplements, modifications, waivers or other changes thereto (in each case, subject to any redaction reasonably deemed necessary or appropriate by Sellers of information contained therein or “clean room” process).  Each such Material Contract of such Company or the Business is in full force and effect and is a valid and binding agreement enforceable against such Seller or such Company that is a party thereto, in accordance with its terms, except (i) as such enforceability may be limited by the Enforceability Limitations and (ii) for any such Material Contract that has expired or terminated in accordance with its terms other than as a result of a breach of such Seller or Company thereunder.  No such Seller or such Company, as applicable, nor, to Sellers’ Knowledge as of the date hereof, any other party to any such Material Contract, is in material breach of or material default under any such Material Contract or has received any written notice of a breach.  To Sellers’ Knowledge, no event has occurred that, with the passage of time or the giving of notice or both, would constitute a material breach or material default by such Seller or such Company or any other party thereto under, or give to others any rights of termination or cancellation of, any Material Contract.

(c)                                  As of the date hereof and to Sellers’ Knowledge, none of such Seller or such Company has received any written notice, that any payor to any Material Contract (i) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Business or (ii) has sought, or is seeking, to substantially reduce the price it will pay for the products and services of the Business.

(d)                                 As of the date hereof and to Sellers’ Knowledge, none of such Seller or such Company has received any written notice that any supplier party to any Material Contract (i) has materially adversely changed the price of its supplies or services or (ii) will not sell supplies or services to the Business at any time after the date hereof on the terms and conditions substantially the same or better than those used in its current sales to the Business.

Section 3.12                            Intellectual Property.

(a)                                 Except for taking into account the Intellectual Property licensed pursuant to the IP License Agreement and the rights granted under the Ancillary Agreements, upon completion of the Pre-Closing Transactions, such Company will own or otherwise possess sufficient rights (other than rights under any Retained Contracts, including such Retained Contracts, Overhead and Shared Services (including any Contracts therefor) and the services to be provided pursuant to any Ancillary Agreement) to use all Intellectual Property that is used in the operation of such Company’s Business as currently conducted in substantially the same manner in all material respects as conducted prior to the Closing.

(b)                                 Section 3.12(b) of the Sellers’ Disclosure Schedules sets forth any Intellectual Property that, upon completion of the Pre-Closing Transactions, will be owned by such Company and subject to any registration or application to register with a Governmental Body (the “Registered Company Intellectual Property”).  Upon completion of the Pre-Closing Transactions, the Business will exclusively hold good and valid title to all such Registered Company Intellectual Property free and clear of any and all Encumbrances, except for and subject to Permitted Encumbrances.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)                                     to Sellers’ Knowledge, the operation of the Business does not infringe or misappropriate the Intellectual Property of any Person;

(ii)                                  there are no claims pending, or threatened in writing, that the operation of the Business infringes or misappropriates any Intellectual Property of any Person; and

(iii)                               to Sellers’ Knowledge, no Person is infringing any Intellectual Property owned by the Business.

(d)                                 The Business has taken commercially reasonable measures to maintain the confidentiality of all Intellectual Property owned by the Business that is of a nature that the Business intends to keep confidential.

(e)                                  Each Company is in compliance with all applicable Laws with respect to the operation and security of their information technology systems, and to Sellers’ Knowledge, there have been no material (actual or attempted) breaches, outages, corruptions, interruptions or violations of (or deletions or damages to) same.

(f)                                   Notwithstanding anything herein to the contrary, (i) Section 3.4(a)(iii), Section 3.7, Section 3.9, Section 3.11 and this Section 3.12 contain the only representations and warranties by any Seller in this Agreement relating to Intellectual Property and (ii) Section 3.12(c)(i) contains the only representation and warranty by any Seller in connection with this Agreement relating to the infringement, misappropriation or dilution of any Intellectual Property of any third party.

Section 3.13                            Employee Benefit Plans.

(a)                                 Section 3.13(a) of the Sellers’ Disclosure Schedules sets forth a complete and correct list of each material Benefit Plan (other than any employee benefit plan, program, policy, arrangement or agreement required by applicable Law).  For purposes of this Agreement, the term “Benefit Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA), and each other stock option or other equity based, employee loan, collective bargaining, employment, consulting (with service providers who are individuals), change in control, fringe benefit, bonus, incentive or deferred compensation, welfare, life, medical, or dental benefits, retention, severance and each other employee benefit plan, program, policy, arrangement or agreement, in each case, (i) that is sponsored, maintained, or contributed to (or required to be contributed to) by any Company, (ii) under which any Business Employees have any present or future rights to benefits or (iii) pursuant to which any Company has any present or future obligation or liability.

(b)                                 Such Seller has provided to Buyer current, materially accurate and materially complete copies (or, to the extent no such copy exists, a materially accurate description) of all material documents setting forth the terms of such Benefit Plans (other than any employee benefit plan, program, policy, arrangement or agreement required by applicable Law), including all amendments thereto and all related trust documents.

(c)                                  None of Sellers, any Company nor any member of their respective Controlled Groups sponsors, maintains, contributes to (or has an obligation to contribute to) or in the last five (5) years has sponsored, maintained contributed to (or had an obligation to contribute to) or otherwise had any liability with respect to a plan subject to Section 412, 430 or 4971 of the Code or Section 302 or Title IV of ERISA, in each case for which any Company, Buyer or any of their respective Affiliates could reasonably become liable or have an obligation following the Closing Date.

(d)                                 No Benefit Plans provide post-retirement or post-termination health and welfare benefits to any Business Employee, except as required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or any other applicable Law.

(e)                                  No Benefit Plans are a “multiemployer plan” within the meaning of Section 3(37) of ERISA and no Seller, Company nor any member of their respective Controlled Groups has at any time in the last five (5) years contributed to (or had an obligation to contribute to) or has or had any obligation or liability in respect of any multiemployer plan, in each case for which any Company, Buyer or any of their respective Affiliates could reasonably become liable following the Closing Date.

(f)                                   Except where it would not reasonably be expected to result in a Company Material Adverse Effect, each Benefit Plan (other than any plan, program, contract, agreement or arrangement required by applicable Law) has been established, maintained and operated in accordance with its terms and applicable Law.  Each Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification and, to Sellers’ Knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.  No event has occurred and, to Sellers’ Knowledge, no condition exists that would subject any Company, either directly or indirectly, by reason of its affiliation with any other member of its Controlled Group to any material fine, lien, penalty or other obligation or liability imposed by any applicable Law.  No Legal Proceeding that would reasonably be expected to have a Company Material Adverse Effect has been instituted or, to Sellers’

Knowledge, threatened against any of such Benefit Plans and, to Sellers’ Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such Legal Proceeding. No administrative investigation or audit by any Governmental Body that would reasonably be expected to have a Company Material Adverse Effect is pending, in progress, or, to Sellers’ Knowledge, threatened, relating to any Benefit Plan (other than any employee benefit plan, program, policy, arrangement or agreement required by applicable Law).

(g)                                  No Benefit Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) could reasonably be expected to (i) entitle any Business Employee to severance pay, unemployment compensation or any other payment or benefit, (ii)  accelerate the time of payment or vesting, or increase the amount of compensation or benefit due to any Business Employee, or (iii) result in any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any Business Employee.

(h)                                 Except as set forth in Section 3.13(h) of the Sellers’ Disclosure Schedules, no Benefit Plan (other than any plan, program, contract, agreement or arrangement required by applicable Law) is maintained outside the jurisdiction of the United States, or covers any Business Employee residing or working outside the United States (any such Benefit Plan set forth in Section 3.13(h) of the Sellers’ Disclosure Schedules, “Foreign Benefit Plans”).  With respect to each Foreign Benefit Plan that is a defined benefit pension plan, the fair market value of the assets of each Foreign Benefit Plan that is required to be funded under applicable Law, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.  Each Benefit Plan that, under the Laws of any jurisdiction outside of the United States, is required to be registered or approved by any Governmental Body, has been so registered and approved and, to Sellers’ Knowledge, has been maintained in all material respects in good standing with applicable requirements of the Governmental Body, and if intended to qualify for special tax treatment, to Sellers’ Knowledge, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Benefit Plans.

(i)                                     Notwithstanding anything herein to the contrary, this Section 3.13 contains the only representations and warranties by any Seller in this Agreement relating to employee benefit plans.

Section 3.14                            Labor Matters.

(a)                                 Except as set forth on Section 3.14(a) of the Sellers’ Disclosure Schedules, as of the date hereof, (i) there are no labor or collective bargaining agreements that pertain to any of the Business Employees, (ii) none is presently being negotiated, and (iii) no labor organization represents for purposes of collective bargaining any of the Business Employees.

(b)                                 Each Company has complied, in all material respects, with all Laws, agreements, contracts, policies, plans and programs related to employment and labor, hours, terms and conditions of employment, and the termination of employment.

(c)                                  There is no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy is in effect at any Company or, to Sellers’ Knowledge, threatened, and no such Company has experienced any such labor controversy within the past three (3) years.

(d)                                 There is no material Legal Proceeding or any order, consent decree or other judgment arising in the course of any material Legal Proceeding concerning employment by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the Business Employees pending or, to Sellers’ Knowledge, threatened.

(e)                                  No Company has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past one (1) year, nor has any Company planned or announced any such action or program for the future.

(f)                                   Notwithstanding anything herein to the contrary, this Section 3.14 contains the only representations and warranties by any Seller in this Agreement relating to labor and employment matters.

Section 3.15                            Taxes.

(a)                                 All income and other material Tax Returns required to have been filed by, or with respect to, such Company have been timely filed (taking into account any extension of time to file granted or obtained) and all such Tax Returns are correct and complete in all material respects.

(b)                                 All material Taxes due and payable by such Company have been paid or will be timely paid by such Company (whether or not shown on any Tax Return).

(c)                                  No deficiency or other claim for any material amount of Tax has been asserted or assessed by any Tax Authority in writing against such Company that has not been fully satisfied by payment, settled or withdrawn.

(d)                                 There are no material Tax liens on the Business (other than Permitted Encumbrances).

(e)                                  No Tax Authority in a jurisdiction where such Company does not file Tax Returns has made any written claim that such Company is or may be subject to taxation by such jurisdiction.

(f)                                   No examination or audit of any Tax Return relating to Taxes of such Company or the Business is currently in progress or, to Sellers’ Knowledge, has been threatened in writing.

(g)                                  Such Company (i) is not and has never been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or other consolidated, combined, unitary or aggregate Tax Return and (ii) does not have any liability for the Taxes of any Person (other than another Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h)                                 Such Company is not a party to, or bound by, or has any obligation under, any tax allocation or sharing agreement or similar contract or arrangement.

(i)                                     Section 3.15(i) of the Sellers’ Disclosure Schedules contains a correct and complete list of any U.S. federal income tax classification election that has been filed with the U.S. Internal Revenue Service with respect to any Company.

(j)                                    Notwithstanding anything herein to the contrary, Section 3.5, Section 3.7, Section 3.13, and this Section 3.15 contain the only representations and warranties by any Seller in this Agreement relating to Taxes.

Section 3.16                            Real Property.

(a)                                 Section 3.16(a) of the Sellers’ Disclosure Schedules contains a correct and complete list of all Owned Real Property of such Seller and such Company, together with the street address, city, state and country of such property.

(b)                                 Upon completion of the Pre-Closing Transactions, such Company shall have good, valid and, to the extent such a concept is recognized under local Law, marketable fee simple title (or the equivalent local Law) to such Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances. Upon Closing, the Monterrey Property Transitional Owner shall have good, valid and, to the extent such a concept is recognized under local Law, marketable fee simple title (or the equivalent local Law) to the Monterrey Property, free and clear of all Encumbrances, except for Permitted Encumbrances and shall be fully authorized and empowered to sell to Buyer’s designee the Monterrey F&B Property.

(c)                                  Upon completion of the transactions contemplated in Section 5.20, a Company or Buyer’s designee shall have good, valid and, to the extent such a concept is recognized under local Law, marketable fee simple title (or the equivalent local Law) to the Monterrey F&B Property, subject to the provisions of Section 5.20, as applicable, free and clear of all Encumbrances, except for Permitted Encumbrances.

(d)                                 Section 3.16(d) of the Sellers’ Disclosure Schedules contains a correct and complete list of all real property subject to Leases, together with the street address and city, state and country of such property.

(e)                                  Correct and complete copies of the Leases have been made available to Buyer.

(f)                                   Upon completion of the Pre-Closing Transactions, such Company shall have a good and valid leasehold, license or comparable interest relating to the Leased Real Property of such Company, free and clear of all Encumbrances, except for Permitted Encumbrances.

(g)                                  Upon completion of the Pre-Closing Transactions, each Lease shall be a binding and valid obligation of such Company party thereto and, to Sellers’ Knowledge, the other party thereto, enforceable in accordance with its terms, subject to the Enforceability Limitations.

(h)                                 With respect to the Leased Real Property of such Company or the Business, neither Seller nor such Company has received or provided any written notice of (i) any material default or breach under a Lease for which there exists any ongoing obligations or liability or (ii) any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a material default for which there exists any ongoing obligations or liability with respect to any such Lease.

(i)                                     Upon completion of the Pre-Closing Transactions and the transactions described in Section 5.19 and Section 5.20, neither Seller nor any Company is obligated under any option, right of first refusal or other contractual right to purchase, sell, dispose of or lease any of the Real Property, the Monterrey Property or any other real property or portion therein.

(j)                                    To Sellers’ Knowledge, there are no material violations of any zoning ordinances, building codes or other governmental or regulatory Laws affecting the Real Property or the Monterrey Property.

(k)                                 To Sellers’ Knowledge, as of the date of this Agreement, neither Sellers nor such Company has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation with respect to any portion of the Real Property or the Monterrey Property.

(l)                                     Upon completion of the Pre-Closing Transactions and the transactions described in Section 5.20, the Real Property and the real property subject to the provisions of Section 5.20 are the only real property and interests in real property that are necessary or material to the operation and continued conduct of the Business in substantially the same manner in all material respects as currently conducted.

(m)                             Notwithstanding anything herein to the contrary, Section 3.4, Section 3.8, Section 3.9 and this Section 3.16 contain the only representations and warranties by any Seller in this Agreement relating to real property.

Section 3.17                            Environmental Matters.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)                                     The Business is in compliance with all, and has not in the previous four (4) years violated any, applicable Environmental Laws and has obtained and is in compliance with all, and has not in the previous four (4) years violated any, Permits required by applicable Environmental Laws for the Business to operate as currently operated, and, to Sellers’ Knowledge, there is no reasonable basis for the revocation, non-renewal, or any materially adverse modification of any such Permit, or for the non-issuance or adverse modification of any such Permit as sought in any pending or proposed application

(ii)                                  No Legal Proceeding is pending or, to Sellers’ Knowledge, threatened in writing against such Company and neither the Business nor such Company is subject to any Order, relating in either case to (A) noncompliance with, or liability under, any Environmental Laws or (B) the presence or release of, or exposure to, Hazardous Substances, that is reasonably anticipated to result in liabilities or obligations to such Company pursuant to any Environmental Laws;

(iii)                               (A) Such Company is not listed or identified by a Governmental Body as having liability for investigation or remediation of Hazardous Substances, whether on (1) their current properties or (2) to Sellers’ Knowledge, former properties or at off-site locations to which such Company or the Business arranged for storage, transportation or disposal of Hazardous Substances; and (B) neither such Company nor the Business has released any Hazardous Substances or otherwise caused any condition at any of their (1) current properties or (2) former properties or at off-site locations to which Hazardous Substances have been sent for storage, transportation or disposal by or, to Sellers’ Knowledge, on behalf of the Business; and (C) to Sellers’ Knowledge, Hazardous Substances are not otherwise present on such properties or offsite locations, in each case in a manner or under circumstances that could reasonably be expected to result in liability to such Company, or interfere with the operations of any facility of such Company or the Business to the extent that such facility cannot reasonably continue operations as currently conducted;

(iv)                              Such Company has not assumed or retained by Contract any liabilities under any applicable Environmental Law or regarding any Hazardous Substances; and

(v)                                 Seller and such Company have made available to the Buyer all material environmental audits, site assessments, reviews, or studies, or other similar environmental documents, that are within the possession or control of Seller or such Company that contain material information with respect to environmental matters.

(b)                                 Notwithstanding anything herein to the contrary, Section 3.4, Section 3.5, Section 3.6, Section 3.7, Section 3.11, this Section 3.17 and Section 3.18 contain the only representations and warranties by any Seller in this Agreement relating to environmental matters.

Section 3.18                            Insurance.  Section 3.18 of the Sellers’ Disclosure Schedules sets forth a true and complete list of all material insurance policies maintained by the Business.  As of the date hereof, such policies are in full force and effect, and all premiums due on such policies have been paid, and, as of the Closing Date, to the extent such policies have been terminated or not renewed, they have replaced with policies that Sellers believe are reasonable to maintain and provide substantially similar coverage.  With respect to such policies, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a material default, by any insured thereunder.  As of the date hereof, there is no claim by such Seller or such Company pending under any such policies which has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business or, if not paid, that would not reasonably be expected, individually or in the aggregate, to be material to such Company or the Business.

Section 3.19                            Brokers; Required Information.

(a)                                 Except for Alfaro, Dávila y Ríos, S.C., no broker, finder, investment banker, agent or other Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller, the Business or such Company.

(b)                                 No Required Information furnished by or on behalf of Sellers or any Company to Buyer (or any of its representatives), when taken as a whole contains (or, in the case of Required Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not materially misleading, in the light of the circumstances under which they were (or hereafter are) made (after giving effect to all supplements and updates thereto from time to time pursuant to Section 5.22(b)).

Section 3.20                            Related Party Transactions.  At the Closing and except pursuant to any Ancillary Agreements or Retained Contracts or as described in Section 5.19 and Section 5.20, no Affiliate of a Company prior to the Closing (other than another Company) (a) will own any asset, properties or rights, tangible or intangible, used in the Business, (b) will provide goods or services to, or receive goods or services from, any Company or (c) owe any Indebtedness to, or be owed any Indebtedness by, any Company.

Section 3.21                            Absence of Certain Business Practices.

(a)                                 No Seller, in connection with the Business, nor any Company, nor, to Sellers’ Knowledge, any of their respective directors, officers, employees or agents has violated or is in violation of the U.S. Foreign Corrupt Practices Act or has materially violated of any other anti-bribery Law.

(b)                                 Vitro has policies and procedures that are designed to (i) prevent, detect and deter bribery and corruption in the conduct of the Business and to (ii) achieve compliance by the Business with all applicable anti-bribery Laws, and such policies and procedures have been extended by Vitro to each Company and the Business.

(c)                                  None of such Seller or such Company, nor any of their directors or officers, nor, to Sellers’ Knowledge, any of their respective directors, officers, employees or agents (i) is listed in the Specially Designated Nationals List prepared by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”) (meaning the list posted at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx) (hereinafter persons with their names listed in the Specially Designated Nationals List are referred to as

“SDN”), (ii) is the target of sanctions imposed by the U.S. government, including OFAC and the U.S. Department of State (hereinafter persons subject to sanctions are referred to together with SDN as “Listed Persons”), (iii) is located, organized or resident in, or directly or indirectly fifty percent (50%) or more owned by, or otherwise controlled by or acting for (A) Listed Persons or (B) the government or any company organized under the laws of or located in Cuba, Crimea, Iran, North Korea, Sudan or Syria (referred to as “Restricted Countries”; Listed Persons and Restricted Countries are referred to collectively and individually as “Blocked Persons”), or (iv) except as set forth on Section 3.21(c) of the Sellers’ Disclosure Schedules, during the past five years has directly or indirectly provided any financing to or for the benefit of any Blocked Persons or has directly or indirectly conducted any transaction or engaged in any dealings with or for the benefit of any Blocked Persons.  Such Seller and such Company will not provide any financing or donation in connection with the transactions contemplated by this Agreement directly or indirectly to fund any activities or business of or with any Blocked Person or Restricted Country.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller as follows:

Section 4.1                                   Organization and Authority of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Buyer has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and any Ancillary Agreements to which it is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action on the part of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.  Each of the Ancillary Agreements to which Buyer is or will be a party has been or will be duly and validly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other party or parties thereto) constitutes or will constitute a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

Section 4.2                                   No Conflicts; Consents.

(a)                                 Subject to receipt of the Consents and Permits, and making of the declarations, filing and notices, referred to in Section 4.2(b), none of the execution, delivery or performance by Buyer of this Agreement or any Ancillary Agreements to which it will be a party, nor the consummation of the transactions contemplated hereby and thereby (including the Pre-Closing Transactions), will:

(i)                                     result in a material violation or material breach of, or material default under, any provision of the Organizational Documents of Buyer;

(ii)                                  result in a material violation of, or give any Governmental Body the right to challenge any of the transactions contemplated hereby under, any Law or Order applicable to Buyer; or

(iii)                               result in a material violation or material breach of, constitute a default under or require the Consent of any other Person under, any material Contract to which Buyer is a party or is bound or to which any of the properties or assets of Buyer are subject.

(b)                                 No Consent, Permit, declaration or filing with, or notice to, any Governmental Body is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (including the Pre-Closing Transactions), except for (i) compliance with and filings under the HSR Act and Consents required pursuant to any other Antitrust Laws and (ii) such Consents, Permits, declarations, filings or notices the failure of which to make or obtain would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.3                                   Legal Proceedings; Governmental Orders.  (a) There is no pending Legal Proceeding and, to the knowledge of Buyer, no Person has threatened to commence any Legal Proceeding against Buyer that challenges, or that could have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement and (b) there is no Order applicable to Buyer that could have the effect of preventing, materially delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.4                                   Sufficiency of Funds; Financing; Solvency.

(a)                                 As of the date of this Agreement, Buyer has delivered to Sellers true, complete and accurate copies of the executed commitment letter, dated as of May 12, 2015, including all exhibits, schedules and annexes thereto and the related fee letters with respect thereto (provided that the amount of fees and certain other economic terms that could not adversely affect the conditionality, enforceability, amount or availability of the debt financing contemplated by such commitment letter may be redacted from the fee letters) (collectively, the “Debt Commitment Letter”) from Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc. (collectively, the “Lender”), pursuant to which the Lender has committed to lend the amounts set forth therein (the “Financing” which includes any issuance of debt securities in lieu of a portion or all of the bridge loans contemplated thereunder).  Except as set forth in the Debt Commitment Letter, there are no conditions precedent to the obligations of the Lender to fund the Financing.  As of the date of this Agreement, there are no other agreements, side letters or arrangements related to the Debt Commitment Letter that would permit or reasonably be expected to cause (i) the Lender to reduce the amount of the Financing, (ii) any of the conditions precedent to the Financing to fail to be satisfied or (iii) the Financing to fail to be made available to Buyer on the Closing Date.  As of the date of this Agreement, the Debt Commitment Letter (i) has been duly executed and delivered by, and represents a legal, valid and binding obligation of, Buyer, and to Buyer’s knowledge, all other parties thereto, (ii) is in full force and effect, (iii) is enforceable in accordance with its terms against the Buyer, and to Buyer’s knowledge, each other party thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting enforcement of creditors’ rights generally and by general equitable principles, and (iv) has not been amended, restated, supplemented or otherwise modified in any respect and no such amendment, restatement, supplement or modification is contemplated by the Buyer or, to the Buyer’s knowledge, by any other party thereto other than any amendment which would not require Sellers’ consent pursuant to Section 5.22(a). As of the date hereof, none of the respective obligations and commitments contained in the Debt Commitment Letter have been withdrawn, terminated or rescinded in any respect, and no such withdrawal, termination or rescission is contemplated by the Buyer or, to the Buyer’s knowledge, by any other party thereto.  Any and all commitment and other fees in connection with the Debt Commitment Letter that are payable on or prior to the date hereof have been fully paid, and Buyer will pay in full any additional amounts due on or prior to the Closing Date.  As of the date hereof, no event has occurred which (with or without notice or lapse of time, or both) would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Buyer, or, to the Buyer’s knowledge, any other parties thereto under the Debt Commitment Letter.

(b)                                 Assuming the satisfaction of the conditions in Section 7.1 and Section 7.2, other than the absence of a marketing period in this Agreement, Buyer has no reason to believe that (i) any of the conditions precedent to the Financing will not be satisfied, (ii) the Financing will not be made available to Buyer on the Closing Date, and (iii) Buyer or any other party thereto will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Debt Commitment Letter. Buyer will have on the Closing Date, (i) sufficient funds available to consummate all of the transactions contemplated by this Agreement, including, without limitation, the payment of the Purchase Price and the payment of any fees or expenses of the Buyer related to all of the transactions contemplated by this Agreement, and (ii) the resources and capabilities (financial and otherwise) to fully perform its obligations under this Agreement.

(c)                                  As of the Closing and immediately after giving effect to the transactions contemplated by this Agreement, Buyer shall (i) be able to pay its debts as they become due, (ii) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all of its contingent liabilities and obligations) and (iii) have adequate capital to carry on its businesses, in each case assuming (A) satisfaction of the conditions set forth in Section 7.2, (B) the accuracy of the representation and warranty of Sellers set forth in Section 3.5 of this Agreement as if made on the Closing Date and (C) any estimates, projection or forecasts of the Companies and their Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable.  Buyer acknowledges that, in connection with the transactions contemplated by this Agreement, no transfer of property is being made by Buyer and no obligation is being incurred by Buyer with the intent to hinder, delay or defraud either present or future creditors of Buyer, Sellers, the Business or any of the Companies.

Section 4.5                                   Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.6                                   Investment Purpose.  Buyer is acquiring the Equity Interests for its own account for investment only and not with a view to (or for) resale in connection with any public sale or distribution thereof.  Buyer acknowledges that the Equity Interests are not registered under the Securities Act or any national or state securities laws, and that the Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to national and state securities laws and regulations, as applicable.  Buyer acknowledges that it is a sophisticated party and has sufficient experience and expertise to evaluate, and is fully informed as to, the risks of the transactions contemplated by this Agreement and ownership of the Equity Interests, and that Buyer has been adequately represented by counsel.  Buyer acknowledges that Sellers have given Buyer and its Representatives the opportunity to ask questions of Sellers and the Companies and to acquire such additional information regarding the business and financial condition of the Companies and the Business as Buyer has requested.

Section 4.7                                   Independent Investigation; No Other Representations and Warranties.

(a)                                 Buyer has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the business, operations, assets, condition (financial or otherwise) and prospects of the Business and the Companies.  Buyer acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises, records and other documents and information of and relating to the Business and the Companies for such purpose.  In entering into this Agreement, Buyer acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on and is not relying on any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to any Seller, the Business or any Company except for the representations and warranties expressly set forth in Article 3 of this Agreement (and, with respect to such representations and warranties, subject to any limitations included in this Agreement).

(b)                                 Buyer acknowledges and agrees that: (i) other than the representations and warranties expressly set forth in Article 3 of this Agreement, none of Sellers, any Company or any other Person has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, with respect to the Business or the Companies, including any representation or warranty as to (A) value, merchantability or fitness for a particular use or purpose or for ordinary purposes, (B) the operation or probable success or profitability of the Business or the Companies following the Closing, or (C) the accuracy or completeness of any information regarding the Business or the Companies made available to Buyer and its Representatives in connection with this Agreement or their investigation of the Business or the Companies (including any estimates, forecasts, budgets, projections or other financial information with respect to the Business or the Companies); (ii) all personal property and all buildings, fixtures and appurtenances to any Leased Real Property, Owned Real Property and the Monterrey Property will be made on an “as is,” “where is,” and “with all faults” basis, subject to further wear and tear; and (iii) Buyer will have no right or remedy (and no Seller will have any liability whatsoever) arising out of, and Buyer expressly disclaims any reliance upon, any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to any Seller, any Business or any Company, including in any information regarding the Business or the Companies made available to Buyer and its Representatives in connection with this Agreement or their investigation of the Business or the Companies (including any estimates, forecasts, budgets, projections or other financial information with respect to the Business or the Companies), or any errors therein or omissions therefrom, other than the representations and warranties expressly set forth in Article 3 of this Agreement.

ARTICLE 5
COVENANTS

Section 5.1                                   Conduct of Business of the Companies.

(a)                                 During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing Date (the “Pre-Closing Period”), except as (i) otherwise expressly provided herein (including the Pre-Closing Transactions), (ii) set forth in Section 5.1(a) or Section 5.1(b) of the Sellers’ Disclosure Schedules, (iii) required by any Law or Order applicable to any Seller, any Business or any Company or the assets, or operation of any Business, any Seller or any Company or any Contract relating to the Business to which any Seller or any Company is a party or by which any of the Companies’ or any Seller’s assets or properties are bound, or (iv) consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, and provided that the failure of Buyer to respond to such a request for consent within five (5) Business Days thereafter shall be deemed to constitute consent), each Seller shall, and shall cause the Company whose Equity Interests it owns to (A) operate the applicable Business in the ordinary course of business consistent with past practice and (B) use commercially reasonable efforts to (1) maintain and preserve the Business’ present business organizations, assets, rights and technology and (2) maintain and preserve such Company’s relationships and good will with customers, suppliers and others having material business dealings with the Business; provided, however, that (x) no action or inaction by such Seller or of such Company with respect to any matters specifically addressed by any clause of Section 5.1(b) shall be deemed a breach of this Section 5.1(a) unless such action would constitute a breach of such clause of Section 5.1(b) and (y) Buyer’s consent with respect to any action or matter pursuant to Section 5.1(b) shall be deemed to constitute consent for purposes of this Section 5.1(a).

(b)                                 Without limiting the generality of the foregoing Section 5.1(a), during the Pre-Closing Period, except as (w) otherwise expressly provided herein, (x) set forth in Section 5.1(b) of the Sellers’ Disclosure Schedules, (y) the Pre-Closing Transactions or (z) as required by any Law or Order applicable to any Seller or any Company or the assets, or operation of the business of any Seller or any Company (including the Business) or any Contract to which a Seller or a Company is party or by which any Seller’s or any Company’s assets or properties are bound, each Seller shall not, and shall cause the applicable Company not to, in each case with respect to the Business, take any of the following actions without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, and provided that the failure of Buyer to respond to such a request for consent within five (5) Business Days thereafter shall be deemed to constitute consent):

(i)                                     make any material amendment to the Organizational Documents of such Company;

(ii)                                  issue, sell, grant, pledge or otherwise dispose of or grant or suffer to exist any Encumbrance with respect to such Company’s capital stock, or grant any options, warrants or other rights to acquire any such capital stock or other interest or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest;

(iii)                               adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of such Company, file a petition in bankruptcy under any provisions of federal or state bankruptcy Law on behalf of such Company or consent to the filing of any bankruptcy petition against any Company under any similar Law;

(iv)                              create any Subsidiary of such Company;

(v)                                 make any material changes in any accounting methods, principles or practices of such Company or the Business except as required by Mexican GAAP, IFRS or U.S. GAAP, as applicable, or as disclosed in the notes to any of the Financial Statements;

(vi)                              except in the ordinary course of business consistent with past practice, (A) accelerate, terminate, cancel, renew, amend, grant a waiver under or otherwise modify any Material Contract in any material respect or (B) enter into any Contract that would constitute a Material Contract if in effect as of the date hereof;

(vii)                           make any capital expenditures other than (A) expressly provided for in the budget of such Company or the Business or (B) to the extent not in such budget, in an amount not exceeding $5,000,000 individually or $10,000,000 in the aggregate;

(viii)                        incur, assume or guarantee any indebtedness for borrowed money other than (A) in an amount not exceeding $5,000,000 individually or $10,000,000 in the aggregate, (B) indebtedness that will be repaid (or any guarantee by a Company will be released) prior to or on the Closing Date or (C) in the ordinary course of business consistent with past practice;

(ix)                              except in the ordinary course of business consistent with past practice, grant or suffer to exist any Encumbrance, other than any Permitted Encumbrances, on any properties or assets, tangible or real, of such Company;

(x)                                 make any material capital investment in, or make or forgive any material loan to, any other Person;

(xi)                              sell, lease, pledge, abandon, assign or otherwise dispose of any of the material tangible or real assets, properties or rights of such Company except with respect to assets or inventory in the ordinary course of business consistent with past practice;

(xii)                           cause such Company to purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or division thereof;

(xiii)                        cause such Company to purchase, lease or otherwise acquire any property or assets for an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(xiv)                       cause such Company to enter into a new line of business or abandon or discontinue any existing line of business;

(xv)                          settle, pay, discharge or satisfy any material Legal Proceeding where such settlement, payment, discharge or satisfaction would impose any material restrictions or limitations upon the operations or business of such Company following the Closing;

(xvi)                       cause such Company to commence any material Legal Proceeding, excluding any Legal Proceeding for the routine collection of invoices or as expressly contemplated by this Agreement;

(xvii)                    except for changes required by applicable Law or the terms of any Benefit Plan disclosed on Section 3.13(a) of the Sellers’ Disclosure Schedules or any labor or collective bargaining agreement disclosed on Section 3.14(a) of the Sellers’ Disclosure Schedules, (A) increase the compensation or fringe benefits of any Business Employee, other than in the ordinary course of business consistent with past practice and consistent with any such increases that may be received by similarly situated employees of a Seller who are not Business Employees, (B) grant any severance or termination pay to any Business Employee, (C) loan or advance any money or other property to any Business Employee, (D) establish, adopt, amend, enter into or terminate any Benefit Plan or any plan, agreement, program, policy or arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement other than as a result of broad-based changes that apply to similarly situated employees that do not result in more than a de minimis increased liability or obligation of Buyer, any Company or any of their Affiliates, (E) grant any equity or equity-based awards or (F) other than as expressly provided for in Section 5.14(i) or solely as a result of an increased number of participants in the applicable plan, increase the funding obligation or contribution rate of any Benefit Plan that is a defined benefit plan (within the meaning of Section 3(35) of ERISA);

(xviii)                 sell, transfer, dispose of, create or incur any material Encumbrance on, pledge, cancel, abandon, allow to lapse, or grant any exclusive licenses or other rights or interests in or to, any material Intellectual Property owned by the Companies;

(xix)                       recognize any labor organization as the representative of any Business Employees or employees of the Companies, or enter into any new or amended collective bargaining agreement with any labor organization in each case except as required by applicable Law;

(xx)                          (A) effectuate a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business (relating to the Companies) or (B) cause a “mass layoff” to occur (as defined in the WARN Act) affecting any site of employment or facility of either Company;

(xxi)                       (A) settle or compromise any material Tax claim, audit or assessment, (B) make or change any Tax election (other than in the ordinary course of business consistent with past practice), or adopt or change any method of Tax accounting, (C) amend any material Tax Returns or file claims for material Tax refunds, or (D) agree to extend the statute of limitations in respect of any material amount of Taxes;

(xxii)                    terminate, let lapse or materially amend or modify any insurance policy maintained by such Company unless such policy is replaced by a reasonably comparable policy;

(xxiii)                 (A) cancel or permit to lapse any Registered Company Intellectual Property of such Company, or (B) disclose to any third party, other than any Representatives of any Seller or any Company or under such Companies’ customary confidentiality agreements, any material trade secret included in the Intellectual Property of such Company in a way that results in loss of trade secret protection; or

(xxiv)                agree in writing to take any of the actions in the foregoing clauses (i) through (xxiii).

(c)                                  Except as specifically set forth herein, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the business or operations of any Company prior to the Closing.  Prior to the Closing, each Seller and each Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the applicable Business.

Section 5.2                                   Non-Solicitation.

(a)                                 From the Closing Date until the date that is three (3) years after the Closing Date, Buyer shall not, and shall cause its Affiliates not to, without the prior written consent of the applicable Seller (which consent may be withheld for any reason), directly or indirectly, (i) hire or solicit for employment any employee of such Seller or any of its Subsidiaries in the categories listed on Section 5.2(a) of Sellers’ Disclosure Schedules or (ii) induce or encourage any such employee to no longer be employed by such Seller; provided, however, that nothing in this Section 5.2(a) shall prohibit Buyer, any Company or any of their Affiliates from (A) engaging in general solicitations to the public or general advertising not targeted at employees of such Seller or any of its Affiliates or (B) hiring any employee whose employment has been terminated by such Seller or any of its Affiliates following the Closing.

(b)                                 In the event that Buyer or any of its successors or assignees (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys its properties and other assets to any Person, then, in each such case, Buyer shall cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in Section 5.2(a).

(c)                                  From the Closing Date until the date that is three (3) years after the Closing Date, each Seller shall not, and shall cause its Affiliates not to, without the prior written consent of Buyer (which consent may be withheld for any reason), directly or indirectly, (i) hire or solicit for employment any employee of any Company or any of its Subsidiaries in the categories listed on Section 5.2(c) of Sellers’ Disclosure Schedules or (ii) induce or encourage any such employee to no longer be employed by such Company or any of its Affiliates; provided, however, that nothing in this Section 5.2(c) shall prohibit Buyer, any Company or any of their Affiliates from (A) engaging in general solicitations to the public or general advertising not targeted at employees of such Seller or any of its Affiliates or (B) hiring any employee whose employment has been terminated by such Seller or any of its Affiliates following the Closing.

(d)                                 In the event that Seller or any of its successors or assignees (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys its properties and other assets to any Person, then, in each such case, Seller shall cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in Section 5.2(c).

(e)                                  The Parties acknowledge that (i) the covenants set forth in this Section 5.2 are an essential element of this Agreement and that, but for these covenants, the Parties would not have entered into this Agreement, and (ii) this Section 5.2 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement, any Ancillary Agreement or any other document contemplated by this Agreement.

Section 5.3                                   Access to Information.

(a)                                 During the Pre-Closing Period, each Seller shall, and shall cause each Company whose Equity Interests it owns to, provide Buyer and its Representatives with reasonable access to (i) all of such Company’s and such Company’s Business’ properties and assets, (ii) all senior management of such Company and such Company’s Business and (iii) any other information to the extent primarily relating to such Company’s Business and the properties, assets and personnel of such Company as Buyer or any of its Representatives may reasonably request. All access and investigation pursuant to this Section 5.3(a) shall be (A) conducted during normal business hours upon reasonable advance notice to Vitro, (B) conducted in such a manner as not to interfere with the normal operations of the Business or such Company, (C) coordinated through Vitro’s general counsel or a designee thereof and (D) conducted at Buyer’s sole cost and expense, and such Seller shall have the right to have one (1) or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 5.3(a).  Notwithstanding anything herein to the contrary, during the Pre-Closing Period, neither any Seller nor any Company shall be required to provide access or disclose information where such access or disclosure would, in such Seller’s reasonable judgment, (1) jeopardize the attorney-client privilege or other immunity or protection from disclosure of any Seller or any Company, (2) conflict with any (x) Law or Order applicable to any Seller, any Business or any Company or the assets, or operation of any Business or any Company, (y) Contract to which any Company, any Seller or any of their Subsidiaries is party or by which any of the assets or properties of any Business is bound or (z) other obligation of confidentiality, or (3) result in the disclosure of competitively sensitive information. Notwithstanding anything to the contrary contained herein, during the Pre-Closing Period, without the prior written consent of Vitro (which consent may be withheld for any reason): (i) Buyer shall not, and shall cause its Affiliates and its Representatives not to, contact any vendor, supplier or customer of any Company or the Business regarding the business, operations, or prospects of any Company or any Business or this Agreement or the transactions contemplated hereby, and (ii) Buyer shall have no right to perform invasive or subsurface investigations of the properties or facilities of any Company or any Business (including any “Phase II” or other similarly invasive environmental assessments thereof).

(b)                                 Buyer will hold any information obtained pursuant to Section 5.3(a) in confidence in accordance with the Confidentiality Agreement.

Section 5.4                                   Exclusivity.  During the Pre-Closing Period, other than with respect to the transactions contemplated hereby, neither any Seller nor any of its Affiliates (including any Company) will, and will cause Sellers’ Representatives not to, directly or indirectly, (i) encourage or solicit any offer that constitutes, or would reasonably be expected to lead to, an Alternative Transaction, (ii) enter into any discussions or negotiations regarding, or deliver or make available to any Person any information with respect to a possible Alternative Transaction, or (iii) enter into any agreements or instruments (whether or not binding) regarding an Alternative Transaction. Each Seller shall, and shall cause its Affiliates (including any Company) and Sellers’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to an Alternative Transaction.

Section 5.5                                   Notification of Certain Matters.  During the Pre-Closing Period each Party shall promptly notify the other Party of any occurrence of which it is aware that is reasonably likely to result in any of the conditions set forth in Article 7 becoming incapable of being satisfied; provided, however, that either Party’s failure to give notice of any such occurrence as required pursuant to this Section 5.5 shall not be (i) deemed to be a breach of the covenant contained in this Section 5.5, but instead shall (if applicable) constitute only a breach of the applicable underlying representation, warranty, covenant or agreement, or (ii) taken into account in determining whether the conditions to Closing set forth in Article 7 have been satisfied.

Section 5.6                                   Efforts to Consummate.  Subject to Section 5.7 and Section 5.8, during the Pre-Closing Period, each of Buyer and each Seller shall, and each Seller shall cause the applicable Company to, use reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable, including satisfaction (but not waiver) of the conditions to Closing set forth in Article 7 and negotiation of the Ancillary Agreements that are not attached as exhibits hereto (with such Ancillary Agreements to be based on the terms and conditions described in the term sheets attached hereto to the extent such term sheets apply to such Ancillary Agreements).  Neither Party nor any of its Affiliates or Representatives shall take any action that could reasonably be expected to have the effect of delaying, impairing or impeding the consummation of the Closing.

Section 5.7                                   Consents. During the Pre-Closing Period, Buyer shall cooperate with Seller and each Seller shall, and each Seller shall cause the applicable Company to, use reasonable best efforts to give all notices to, and obtain all Consents from, all Persons required pursuant to any Material Contract; provided, however, that no Seller shall have any obligation to (i) amend or modify any Contract, (ii) pay any consideration to any Person for the purpose of obtaining any such Consent or (iii) pay any costs and expenses of any Person resulting from the process of obtaining such Consent, all of which such costs and expenses (if any) shall be borne exclusively by Buyer.

Section 5.8                                   Governmental Approvals.

(a)                                 Subject to the other terms and conditions of this Section 5.8, during the Pre-Closing Period, each of Buyer and each Seller shall, and shall cause its respective Affiliates to, use reasonable best efforts to (i) obtain, or cause to be obtained, the Consents of (A) the FTC or the DOJ, as applicable, including to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after filing, (B) the Cofece and (C) the National Commission, (ii) respond as promptly as reasonably practicable to any requests for information made by any Governmental Body, including the FTC, the DOJ, the Cofece, and the National Commission (iii)  cooperate fully with the other Party in promptly seeking to obtain all such Consents and (iv) not take any action that could reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any such Consents.  Buyer and each Seller shall, as promptly as practicable and, in no event, later than fifteen (15) Business Days after the date hereof, prepare and file (A) required Notification and Report Forms under the HSR Act with the FTC and the DOJ and (B) notifications, filings, registrations, submissions or other materials required or necessary to obtain the Consents of the Cofece and the National Commission.  All filings made in connection with the foregoing sentence shall be made in substantial compliance with the requirements of applicable Law, including Antitrust Laws.  All filing fees payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 5.8(a) shall be paid entirely by Buyer.  In the event that (1) the FTC or DOJ issues a “Request for Additional Information and Documentary Materials” or (2) the Cofece requests an extension of 40 additional Business Days of the term to resolve the matter under Article 90-VI of the Mexico Federal Law of Economic Competition or if the Parties submit a remedy or condition proposal to Cofece and the term for Cofece to issue a resolution is interrupted and restarts pursuant to the last paragraph of Article 90 of the Mexico Federal Law of Economic Competition (each of (1) and (2), a “Second Request”), Buyer shall pay Sellers’ reasonable attorneys’ fees and expenses incurred on and after the date of a Second Request in connection with Sellers satisfying their obligations under this Section 5.8 up to a maximum of Six Million Dollars ($6,000,000), provided that, in connection with responding to any Second Request, any third party vendor or consultant retained by Sellers (other than counsel) shall be subject to prior approval of Buyer (which approval shall not be unreasonably withheld, conditioned or delayed).

(b)                                 In the event a Second Request is issued, (i) Buyer and Sellers shall promptly, and shall promptly cause the Escrow Agent to, enter into the Escrow Agreement and

(ii) upon entry into the Escrow Agreement, Buyer shall promptly deposit, or promptly cause to be deposited, the Termination Fee into a separate escrow account to be established and maintained by the Escrow Agent according to the terms of the Escrow Agreement.

(c)                                  To the extent not prohibited by applicable Law, each of Buyer and each Seller shall (i) promptly notify and furnish the other Party copies of any correspondence or communication (including, in the case of any substantive oral correspondence or communication, a summary thereof) between it or any of its Affiliates or any of their respective Representatives, on the one hand, and any Governmental Body, on the other hand, or any filing such Party submits to any Governmental Body, (ii) consult with and permit the other Party to review in advance any proposed filing and any substantive written or oral communication or correspondence by such Party to any Governmental Body and (iii) consider in good faith the views of such other Party in connection with any proposed filing and any substantive written or oral communication or correspondence to any Governmental Body, in each case, to the extent relating to the subject matter of this Section 5.8 or the transactions contemplated by this Agreement.  Neither Buyer nor any Seller shall agree to, or permit any of its Affiliates or Representatives to, participate in any meeting or discussion with any Governmental Body in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 5.8 or any transaction contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Body, gives the other Party the opportunity to attend and participate in such meeting or discussion.

(d)                                 Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.8(d) or otherwise shall require or obligate Buyer or any of its Affiliates to take any action with respect to the Buyer, the Companies or any of their respective Subsidiaries or Affiliates, including selling, divesting, or otherwise disposing of, or holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, assets or properties of Buyer, the Companies or any of their respective Subsidiaries or Affiliates, or any interest therein (any matter or action referenced in the foregoing clause a “Regulatory Divestiture”) if any such Regulatory Divestiture(s), individually or in the aggregate, would result in the loss of EBITDA of the Companies and Buyer combined and its Affiliates in excess of $30,000,000 during the most recently available twelve (12) calendar month period ending on the date such Regulatory Divestiture(s) is requested by an antitrust Governmental Body.  Buyer expressly agrees, and shall cause its Affiliates to, take any and all actions necessary to effectuate Regulatory Divestiture(s) if any such Regulatory Divestiture(s), individually or in the aggregate, would result in the loss of EBITDA of the Companies and Buyer combined and its Affiliates of less than $30,000,000 during the most recently available twelve (12) calendar month period ending on the date such Regulatory Divestiture(s) is requested by an antitrust Governmental Body.

Section 5.9                                   Resignations.  At the Closing, each Seller shall deliver to Buyer written resignation and release letters, effective as of the Closing Date, of each of the officers and directors of each Company whose Equity Interests it owns that is requested by Buyer in writing at least five (5) Business Days prior to the Closing, effectuating his or her resignation from such position as a member of the board of directors (or equivalent governing body) or as officer (although not as an employee unless otherwise so required pursuant to this Agreement).

Section 5.10                            Public Announcements.  Except as otherwise expressly contemplated by or necessary to implement the provisions of this Agreement, neither Buyer nor any Seller (nor any of their respective Affiliates) shall issue any press release or otherwise make any public statements or disclosure with respect to the transactions contemplated by this Agreement without the prior written consent of the other Party, except to the extent such disclosure is required by applicable Law or the rules of any stock exchange, in which case the Party seeking to make such disclosure shall promptly notify the other Party thereof and the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued.

Section 5.11                            Books and Records.  For a period of seven (7) years after the Closing, each of Buyer and each Seller shall (and Buyer shall cause the Companies to) use reasonable efforts to (a) give Buyer or a Seller, as the case may be, and its Representatives reasonable access during normal business hours to its Representatives, including employees, books and records and other information with respect to any Company relating to periods prior to the Closing for any reasonable purpose, including as may be necessary for (i) the preparation of Tax Returns and financial statements and (ii) complying with any audit request, subpoena, document request, legal process or other investigative demand by any Governmental Body or for any Legal Proceeding (including any Third-Party Claim pursuant to Article 9), subject in all cases to reasonable restrictions imposed from time to time upon advice of counsel in respect of applicable Laws relating to the confidentiality of information (including any Antitrust Laws), and (b) maintain all such books and records in the same or a similar accessible format as currently existing.  The access provided pursuant to this Section 5.11 shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of Buyer, any Company or any Seller, as the case may be, and in no event will Buyer, any Seller or any Company be required to furnish any documents or information pursuant to this Section 5.11 that are required by any applicable Law or Order to be kept confidential, or if furnishing such documents or information would reasonably be expected to jeopardize the status of such documents or information as privileged. If the Parties are in an adversarial relationship in any Legal Proceeding, the furnishing of information, documents or records in accordance with this Section 5.11 shall be subject to any applicable rules relating to discovery.

Section 5.12                            Confidentiality.

(a)                                 The Confidentiality Agreement shall be deemed incorporated herein by reference as if set forth herein and shall continue in full force and effect until the Closing, unless this Agreement is terminated prior to the Closing, in which case the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)                                 From and after the Closing until the date that is seven (7) years after the Closing Date, each Seller shall, and shall cause its Affiliates and Representatives to, keep confidential any and all non-public information relating to the Companies; provided, however, no Seller shall be liable hereunder with respect to any disclosure to the extent such disclosure is determined by a Seller (with the advice of counsel) to be required by any applicable Law or Order.  In the event that any Seller or any of its Affiliates or Representatives are required by any applicable Law or Order to disclose any such non-public information, such Seller shall, (i) to the extent permissible by such applicable Law or Order, provide Buyer with prompt written notice of such requirement, (ii) disclose only that information that such Seller determines (with the advice of counsel) is required by such applicable Law or Order to be disclosed and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at Buyer’s request, reasonably cooperating with Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at Buyer’s sole cost and expense).  Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public after the Closing other than as a result of a disclosure by any Seller or its Affiliates or Representatives in breach of this Section 5.12(b) or (B) becomes available to any Seller or its Affiliates or Representatives after the Closing from a source other than Buyer or its Affiliates or Representatives if the source of such information is not known by any Seller or its Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or its Affiliates with respect to such information.

(c)                                  From and after the Closing until the date that is seven (7) years after the Closing Date, Buyer shall, and shall cause its Affiliates, Representatives and Financing Sources to, keep confidential any and all non-public information relating to any Seller and any of its Affiliates (other than the Companies), including any information that was furnished to Buyer and its Affiliates, Representatives or Financing Sources by any Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement and any information that any Company or any employee of any Company or its Affiliates may have with respect to the business of any Seller or any of its Affiliates; provided, however, that Buyer shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined to be required by Buyer (with the advice of counsel) by any applicable Law or Order.  In the event that Buyer or any of its Affiliates, Representatives or Financing Sources are required by any applicable Law or Order to disclose any such non-public information, Buyer shall, (i) to the extent permissible by such applicable Law or Order, provide Sellers with prompt written notice of such requirement, (ii) disclose only that information that Buyer determines (with the advice of counsel) is required by such applicable Law or Order to be disclosed and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at any Seller’s request, reasonably cooperating with such Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at such Seller’s sole cost and expense).  Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public other than as a result of a disclosure by Buyer or its Affiliates or Representatives in breach of this Section 5.12(c), (B) was in the possession of Buyer or its Affiliates, Representatives or Financing Sources prior to its being furnished thereto in connection with this Agreement, (C) becomes available to Buyer or its Affiliates, Representatives or Financing Sources from a source other than any Seller or any of its Affiliates or Representatives if the source of such information is not known by Buyer or its Affiliates, Representatives or Financing Sources to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any Seller or any of its Affiliates with respect to such information, or (D) is independently developed by Buyer or its Affiliates without breach of this Section 5.12(c).

Section 5.13                            Director and Officer Indemnification and Insurance.

(a)                                 Buyer agrees that it shall, and shall cause the Companies to maintain and fulfill, in each case after the Closing, all rights to exculpation, indemnification and advancement of expenses pursuant to the Organizational Documents of any of the Companies or any indemnification agreement to which any D&O Indemnified Person is party, in each case as in effect immediately prior to the Closing, for acts or omissions occurring on or prior to the Closing Date, whether (i) asserted or claimed prior to, on or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), (ii) now existing or (iii) arising prior to Closing, in favor of each Person who is now, or who has been at any time prior to the date hereof, or who becomes prior to the Closing, a director, officer, employee or other fiduciary of any Company (each, a “D&O Indemnified Person”).  For a period of at least six (6) years after the Closing Date, (A) Buyer shall not, and shall not permit any Company to, amend, repeal or modify any provision in any Company’s Organizational Documents relating to the exculpation, indemnification or advancement of expenses with respect to any D&O Indemnified Person in connection with acts or omissions occurring on or prior to the Closing Date, whether asserted or claimed prior to, on or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), unless, and only to the extent, required by applicable Law, it being the intent of the Parties that all such D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable Law, and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such D&O Indemnified Person’s rights thereto without the prior written consent of such D&O Indemnified Person, and (B) Buyer shall, and shall cause each Company to, maintain in full force and effect any indemnification agreements of any such Company with any D&O Indemnified Person.

(b)                                 In addition to the other rights provided for in this Section 5.13 and not in limitation thereof, from and after the Closing Date, Buyer and each Company (each, a “D&O Indemnifying Party”) shall, to the fullest extent permitted by applicable Law, (i) indemnify, defend and hold harmless the D&O Indemnified Persons against all D&O Expenses and all losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (“D&O Losses”) in respect of any threatened, pending or completed claim, action, inquiry, suit, proceeding or judgment, whether criminal, civil, administrative or investigative, based on, arising out of, relating to or in connection with the fact that such D&O Indemnified Person is or was a director, officer, employee or other fiduciary of a Company or in such D&O Indemnified Person’s capacity as a director, officer, employee or other fiduciary of a Company on or prior to the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby) (a “D&O Indemnifiable Claim”) and (ii) advance, unconditionally and interest-free, to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party is otherwise entitled to assume the defense of such claim and has assumed such defense) promptly after receipt of statements therefor; provided, however, that no D&O Indemnifying Party shall have any obligations hereunder to any D&O Indemnified Person unless such D&O Indemnifying Party receives an undertaking by or on behalf of such D&O Indemnified Person to repay such legal or other expenses if it is ultimately determined under applicable Law that such D&O Indemnified Person is not entitled to be indemnified.  Advance payment of D&O Expenses in connection with any D&O Indemnifiable Claim shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim become final and nonappealable and are fully and finally satisfied.  For the purposes of this Section 5.13(b), “D&O Expenses” shall include attorneys’ fees, expert fees, arbitrator and mediator fees, and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or otherwise participating in (including on appeal), or preparing to defend, to be a witness in or participate in, any D&O Indemnifiable Claim.  In the event of any such D&O Indemnifiable Claim, Buyer and the Companies shall cooperate with the D&O Indemnified Person in the defense of any such D&O Indemnifiable Claim. Each of Buyer and each Company shall be a full indemnitor of first resort, shall be required to advance the full amount of all D&O Expenses incurred by a D&O Indemnified Person and shall be liable for the full amount of all D&O Losses to the extent legally permitted and as required, without regard to any rights a D&O Indemnified Person may have against any Seller, its Affiliates or any insurer providing insurance coverage under an insurance policy issued to any Seller or any of its Affiliates.

(c)                                  Buyer shall cause the Companies to obtain and fully pay for, at Buyer’s expense, one or more “tail” insurance policies effective as of the Closing Date with claims periods of at least six (6) years from and after the Closing Date, from an insurance carrier with the same or better credit ratings as the Companies’ current insurance carrier(s) with respect to officers’ and directors’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the persons who are covered by the Companies’ existing D&O Insurance, with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable as the Companies’ existing D&O Insurance with respect to matters arising out of or relating to acts or omissions occurring or existing (or alleged to have occurred or existed) at, prior to or after the Closing Date (including in connection with this Agreement and the transactions contemplated hereby), and Buyer shall cause the Companies to maintain such D&O Insurance in full force and effect for its full term; provided, however, that in no event shall Buyer or any Company be required to pay annual premiums in the aggregate of more than an amount equal to three hundred percent (300%) of the current annual premiums paid by any Seller or any Company for such insurance.  If Buyer and the Companies for any reason fail to obtain such “tail” insurance policies as of the Closing Date, Buyer shall, or shall cause the Companies to, continue to maintain in effect the Companies’ existing D&O Insurance, at no expense to the beneficiaries, for a period of at least six (6) years from and after the Closing Date, for the Persons who are covered by the Companies’ existing D&O Insurance, with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable as provided in the Companies’ existing D&O Insurance as of the date of this Agreement, or, if such insurance is unavailable, Buyer shall, or shall cause the Companies to, purchase the best available D&O Insurance for such six (6) year period from an insurance carrier with the same or better credit rating as the Companies’ current insurance carrier(s) with respect to the Companies’ existing D&O Insurance with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable as provided in the Companies’ existing D&O Insurance as of the date of this Agreement.

(d)                                 In the event that Buyer, any Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys fifty percent (50%) or more of its properties and other assets to any Person, then, and in each such case, proper provision shall be made so that such successors, assigns or transferees shall expressly assume the obligations set forth in this Section 5.13.

(e)                                  Notwithstanding anything to the contrary herein or otherwise, the rights and benefits of the D&O Indemnified Persons under this Section 5.13 shall not be terminated or modified in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person.  The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 5.13, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise.  The provisions of this Section 5.13 shall survive consummation of the Closing.

Section 5.14                            Employment and Benefits Arrangements.

(a)                                 During the Pre-Closing Period, in connection with the Pre-Closing Transactions, each Seller may (i) transfer the employment of the current Business Employees that are employed in the positions set forth on Section 5.14(a)(i) of the Sellers’ Disclosure Schedules from any Company to any Seller or any of its Affiliates and/or (ii) transfer the employment of the current Business Employees that are employed in the positions set forth on Section 5.14(a)(ii) of the Sellers’ Disclosure Schedules from any Seller, or any of its Affiliates, to any Company; provided, however, that without limiting the generality of Section 5.1 and except as set forth in Section 5.14(a)(iii) of the Sellers’ Disclosure Schedules, the salaries, benefits and seniority of the Business Employees transferred to the Companies shall not be increased or decreased in connection with the Pre-Closing Transfers other than for any decrease in benefits for a Business Employee if the employment relationship with such Business Employee is terminated prior to such decrease at Sellers’ expense and in accordance with applicable Law and (iii) transfer the employment of the current Business Employees as provided on Section 1.1(b)(7)(c) of the Sellers’ Disclosure Schedules.  Notwithstanding anything to the contrary, Sellers shall abstain (and prior to the Closing, shall cause the Companies to abstain) from transferring the employment of any current Business Employee to any operational Company that does not have employees (other than the General Manager). Furthermore, during the Pre-Closing Period, in connection with the Pre-Closing Transactions, each Seller may transfer sponsorship of any Benefit Plan set forth on Section 5.14(a)(iv) of the Sellers’ Disclosure Schedules to any Company or cause any Company to adopt new Benefit Plans to replace existing Benefit Plans sponsored by any Seller or any of its Affiliates (other than any Company) that are not transferred to a Company, which new Benefit Plans have substantially similar terms to such replaced Benefit Plans. Within thirty (30) days following the date hereof, Sellers shall provide Buyer with a complete and correct list of each Business Employee and such Business Employee’s seniority, position, salary, plant at which such Business Employee provides services, unionized status, employment status (e.g., full-time, part-time or if on leave), and whether such Business Employee is employed by Envases de Vidrio de las Américas, S. de R.L. de C.V. or Especialidades Operativas de América, S. de R.L. de C.V.

(b)                                 For the two (2) year period immediately following the Closing Date, Buyer shall provide or cause to be provided to (i) each current Business Employee who is employed by a Company immediately following the Closing (each such Business Employee, a “Continuing Employee”), a base salary or base rate of pay, annual bonus opportunity and incentive compensation opportunity that are each no less favorable than the base salary or base rate of pay, annual bonus opportunity and incentive compensation opportunity provided by any Seller or any Company to such Continuing Employee immediately prior to the Closing Date and solely with respect to annual bonus and incentive compensation opportunities, disclosed in Section 3.13(a) of the Sellers’ Disclosure Schedules, and (ii) Continuing Employees, in the aggregate, employee benefits (excluding defined benefit pension benefits or other benefits under the Mexican Pension Plan) that are substantially comparable in the aggregate to the employee benefits (excluding defined benefit pension benefits or other benefits under the Mexican Pension Plan) provided by any Seller and any Company to such Continuing Employee immediately prior to the Closing Date and disclosed in Section 3.13(a) of the Sellers’ Disclosure Schedules (provided, however, that Buyer shall provide or cause to be provided to each Continuing Employee whose primary place of employment is in Mexico and who immediately prior to the Closing Date participated in the Mexican Pension Plan or the Business DB Plan, as applicable, with defined benefit pension benefits that are no less favorable than those in effect for such Continuing Employee immediately prior to the Closing Date); provided, further, that the terms and conditions of employment of Continuing Employees who are covered by any labor or collective bargaining agreement shall be as set out in such collective bargaining agreement until such labor or collective bargaining agreement’s expiration, modification or termination in accordance with its terms or applicable Law.

(c)                                  Without limiting the foregoing, for the five (5) year period immediately following the Closing Date, Buyer shall provide or cause to be provided to each Continuing Employee whose primary place of employment is in Mexico who is eligible to retire (within the meaning of the applicable Benefit Plan) within the five (5) year period immediately following the Closing Date (each such employee, a “Retirement Eligible Employee”), pension and retirement benefits that are no less favorable than the pension and retirement benefits provided by the applicable Seller or the applicable Company to such Retirement Eligible Employee immediately prior to the Closing Date under each Benefit Plan providing for pension and retirement benefits and disclosed in Section 3.13(a) of the Sellers’ Disclosure Schedules.

(d)                                 Without limiting the generality of Section 5.14(b), with respect to each Continuing Employee whose primary place of employment is in the United States, Buyer shall keep or cause to keep in effect for at least two (2) years following the Closing Date the severance plans, practices and policies applicable to such Continuing Employees that are substantially comparable in the aggregate to such plans, practices and policies in effect immediately prior to the date hereof with respect to such Continuing Employees, as set forth on Section 3.13(a) of the Sellers’ Disclosure Schedules.

(e)                                  Following the Closing, Buyer shall permit the Continuing Employees, as well as dependents of such employees, to the extent applicable (collectively, with the Continuing Employees, the “Affected Participants”) to commence participation in the applicable employee benefit plans, programs or policies, if any, maintained by Buyer and its Affiliates (each, a “Buyer Plan”) in accordance with the terms and conditions of each such Buyer Plan and the provisions of this Agreement. Buyer shall use best efforts to: (i) waive any evidence of insurability and waiting periods with respect to participation by and coverage in connection with the participation and coverage requirements in connection with the medical, dental and vision benefits that the Affected Participants may be eligible to receive pursuant to such Buyer Plan after the Closing; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Affected Participants under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under Buyer Plans in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred to the extent recognized under the applicable Benefit Plan; and (iii) waive any preexisting condition limitations otherwise applicable to Affected Participants under any Buyer Plan that provides health benefits in which the Continuing Employees may be eligible to participate following the Closing to the extent waived under the applicable Benefit Plan.

(f)                                   Following the Closing Date, Buyer shall cause each Continuing Employee to receive full credit for such Continuing Employee’s service with any Seller, any Company and any of their respective predecessors and Affiliates for purposes of eligibility and vesting under any Buyer Plan, benefit accruals under any Buyer Plan (other than any defined benefit pension plan) and benefit accruals under the Business DB Plan (or any successor or replacement thereof) to the same extent recognized under the applicable Benefit Plan immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(g)                                  With respect to the Continuing Employees whose primary place of employment is in the United States or who are United States employees on assignment outside if the United States, for the ninety (90) calendar day period immediately following the Closing Date, Buyer will not (i) effectuate a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business (relating to the Companies) or (ii) cause a “mass layoff” to occur (as defined in the WARN Act) affecting any site of employment or facility of either Company, in each of (i) and (ii) that does not comply with the requirements of the WARN Act.

(h)                                 Without limiting the generality of Section 10.7, the Parties acknowledge and agree that all provisions contained in this Section 5.14 with respect to employees are included for the sole benefit of the Parties and shall not create any right (i) in any other Person, including any Business Employee, former employees, any participant in any Benefit Plan or Buyer Plan or any beneficiary thereof or (ii) to continued employment with any Company, any Seller, a Buyer or any of their respective Affiliates or particular benefits or coverage in any Benefit Plan or Buyer Plan. The provisions of this Section 5.14 shall not constitute an amendment to any Benefit Plan or Buyer Plan and no provision in this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any Benefit Plan or Buyer Plan.

(i)                                     On or prior to the Closing Date, one of Sellers shall or shall cause one of its Affiliates to, establish a new defined benefit pension plan with the same terms and conditions as the Mexican Pension Plan (such new plan, the “Business DB Plan”), transfer the participation of the Business Employees who participate in the Mexican Pension Plan to the Business DB

Plan, establish a trust for the Business DB Plan and fund in cash or cash equivalents the Estimated Net Pension Liabilities to the trust for the Business DB Plan.

Section 5.15                            Termination of Affiliate Arrangements.  All Contracts between a Company, on the one hand, and any of their respective Affiliates prior to the Closing, on the other hand, other than any Contracts to which only Companies are party and any Ancillary Agreements, shall be terminated as of the Closing Date, and all obligations and liabilities thereunder shall be deemed to have been satisfied.

Section 5.16                            Repayment of Debt.  On or prior to the Closing Date, each Seller shall cause each Company whose Equity Interests it owns to, (a) (i) irrevocably repay, discharge and terminate all of the Indebtedness (including, without limitation, letters of credit, whether drawn or undrawn) of such Company under each of Outstanding Debt Contracts, (ii) irrevocably terminate each of the Outstanding Debt Contracts as to such Company, (iii) irrevocably terminate all outstanding lending commitments (including commitments to issue letters of credit) of each lender under the Outstanding Debt Contracts as to such Company, (iv) terminate all guarantees of such Company under or in connection with the Outstanding Debt Contracts, (v) irrevocably terminate all Encumbrances granted by, or secured by any property of such Company pursuant to or in connection with any of the Outstanding Debt Contracts or otherwise securing amounts evidenced by any of the Outstanding Debt Contracts and (vi) irrevocably terminate all swaps, hedging obligations and other derivative instruments entered into under or in connection with the Outstanding Debt Contracts as to such Companies (clauses (i), (ii), (iii), (iv), (v) and (vi) collectively, the “Outstanding Debt Repayment”) and (b) deliver to Buyer customary payoff letters, Encumbrance terminations, satisfactions and instruments of discharge, each in a form reasonably acceptable to Buyer, providing for and evidencing the Outstanding Debt Repayment (the “Outstanding Debt Payoff Documents”).  The parties acknowledge and agree that the Outstanding Debt Repayment shall be made at the Closing with funds from the Purchase Price.

Section 5.17                            IP Matters (Trademarks and Logos; Registrations).  As soon as practicable after the Closing Date (but no later than one hundred and eighty (180) days after the Closing Date), Buyer shall, and shall cause its Affiliates (including, after the Closing, the Companies) to, (a) discontinue all use of Vitro Marks and any term or designation similar thereto, (b) take action to change the Companies’ corporate and business names and trade names (i.e., d/b/a) to a name that does not include Vitro Marks and is not confusingly similar thereto or dilutive thereof, and cease to refer to themselves as, or do business under, Vitro Marks or any name that includes a Vitro Mark, including by changing the Companies’ corporate and business names, to the extent such names include a Vitro Mark and (c) destroy all documents (whether in written, electronic, optical, or in other form), all electronic uses, and all other materials bearing Vitro Marks (other than business records maintained in the ordinary course of business and other than legal documents, business correspondence and materials and similar items that are not consumer-facing). With respect to any products in a Company’s inventory in existence or created from molds in a Company’s possession, in each case, as of the Closing Date that contains or bears a Vitro Mark, the applicable Company may use and sell such products for one hundred and eighty days (180) days from the Closing Date, after which time such products must be destroyed or altered so that the Vitro Mark is removed, provided, however, that nothing herein shall require Buyer or its Affiliates to remove Vitro Marks from any heavy machinery, or tools and dyes (that, for the avoidance of doubt, are not made available to the public and do not imprint or stamp Vitro Marks on any products), for which such removal must occur in the next replacement cycle in the ordinary course of business.  Notwithstanding anything to the contrary in this Section 5.17, nothing in this Agreement shall prevent the Buyer or its Affiliates from using the trademark or name “VITRO” in factually-accurate references to the past affiliation of the Business with Seller and its Affiliates (but not in connection with the promotion or sale of any products or services) or as required by Law.  Buyer shall certify in writing to Sellers that Buyer has complied with this Section 5.17 within five (5) days from the end of each applicable time period in this Section 5.17.

Section 5.18                            Pre-Closing Transactions and Retained Contracts.

(a)                                 Immediately prior to the Closing, Distribuidora and Vitro Packaging shall cause the Pre-Closing Transactions to be consummated in accordance with Section 1.1(b) of the Sellers’ Disclosure Schedules (as may be amended in accordance with this Section 5.18(a)) provided that, at least three (3) Business Days prior to the Closing Date, Vitro shall provide Buyer a list of all material Nontransferable Contracts included as part of the Pre-Closing Transactions that it expects will not be assigned to a Company at or prior to the Closing as a result of the provisions of the immediately following sentence. In the event of a change to the Pre-Closing Transactions is required or desirable, Buyer and Sellers shall cooperate and mutually consider any amendments to the Pre-Closing Transactions required to implement the transactions contemplated thereunder in a mutually beneficial manner.

(b)                                 Notwithstanding anything to the contrary herein, no Seller shall be required to assign to any Company any Nontransferable Contracts (or any rights related thereto) if the assignment or attempted assignment thereof would result in a breach or violation of, or default under, the terms thereof, including as a result of the transactions contemplated by this Agreement (any such Nontransferable Contracts, “Retained Contracts”).

(c)                                  From and after the Closing Date, each Seller and Buyer agrees, and Buyer shall cause the applicable Company, to take, or cause to be taken, all reasonable actions necessary to obtain as promptly as practicable any required Consent to the assignment or other transfer of the Retained Contracts to the applicable Company.  If and so long as any required Consent to the assignment or other transfer of any Retained Contracts to the applicable Company shall not have been obtained, the parties shall establish an agency-type relationship or other similar arrangement reasonably satisfactory to the applicable Seller and Buyer under which (i) the applicable Company is provided with such rights and benefits under such Retained Contracts as will not result in a violation or breach of, or constitute a default under, applicable Law or the terms of such Retained Contracts, including enforcement by the applicable Seller for the account of the applicable Company of any and all rights and benefits of the applicable Seller under such Retained Contracts, (ii) as between the applicable Company and the applicable Seller, the applicable Company shall assume all obligations of the applicable Seller under such Retained Contracts, and all liabilities for the failure to perform such obligations, to the extent such obligations relate to and are required to be performed during periods after the Closing, and without limiting the generality of the foregoing, the applicable Company will (A) be responsible, as a subcontractor or service provider to the applicable Seller, for the completion of any work or provision of any goods or services thereunder to be performed or provided after the Closing, (B) bear all Taxes (if any) imposed or levied solely with respect thereto or arising therefrom and (C)

be responsible for any breach of warranty for goods or services provided by Buyer thereunder or any related repurchase, indemnity or service obligations owed to the third-party contract party under any such Retained Contract arising out of such Company’s performance thereof and (iii) Buyer shall unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, the full and timely payment and performance of all obligations of the applicable Company pursuant to Section 5.18(c)(ii).

(d)                                 Notwithstanding anything to the contrary herein, (i) if, as a condition to the assignment of any Retained Contract, the counterparty thereto requests a parent guaranty by Buyer of the obligations that would be assumed by the applicable Company, Buyer shall promptly furnish such guaranty and (ii) no Seller shall be required to exercise any options to extend or renew the term, or provide a guaranty, of any Retained Contracts.

Section 5.19                            Subdivision and Conveyance of the Toluca Property.  As soon as practicable after the Closing, Buyer and Vitro shall, and shall cause its respective Affiliates to cooperate to take all reasonable actions necessary to partition and subdivide the owned real property located in Paseo Tollocan Km. 57.5 Carretera México-Toluca, Toluca, Estado de México, México (the “Toluca Property”), including the actions listed on Section 5.19 of the Sellers’ Disclosure Schedules.  Vitro shall pay all costs and expenses (including any Taxes other than any value added Taxes) in connection with such partition and subdivision, including the cost of any required survey, any payment to a Governmental Body in lieu of any land donation required by such Governmental Body to effect such subdivision as provided under applicable Law, the payment of any Taxes (other than any value added Taxes) and costs derived from the conveyance of the Toluca Cosmetics Property to Vitro’s designee.  Buyer and Vitro shall take all reasonable actions necessary to grant each other access and other easements reasonably necessary for the newly subdivided parcels to maintain substantially the same uses they would support currently as part of the Toluca Property, including those easements identified in Section 5.19 of the Sellers’ Disclosure Schedules.  At Closing, the parties shall sign a Contrato de Compra Venta de Inmueble (Contract to Buy and Sell Real Estate) to convey the property designated on Section 5.19 of the Sellers’ Disclosure Schedules (including all buildings and improvements to the extent such buildings and improvements have not already been conveyed) (the “Toluca Cosmetics Property”) to Vitro’s designee and, at the completion of the subdivision of the Toluca Property, Buyer shall cause the Toluca Property Transitional Owner to notarize and register the conveyance of the Toluca Cosmetics Property to Vitro or its designee. The purchase price payable by Vitro or its designee for the Toluca Cosmetics Property shall be considered included in the consideration given by Vitro pursuant to this Agreement and Buyer shall cause the Toluca Property Transitional Owner to acknowledge having received full consideration for the Toluca Cosmetics Property.

Section 5.20                            Subdivision and Conveyance of the Monterrey Property.  As soon as practicable after the Closing, Buyer and Vitro shall, and shall cause its respective Affiliates (including the Monterrey Property Transitional Owner) to cooperate to take all reasonable actions necessary to partition and subdivide the Monterrey Property. Vitro shall pay all costs and expenses (including any Taxes but excluding any value added Taxes) in connection with such partition and subdivision, including the cost of any required survey, any payment to a Governmental Body in lieu of any land donation required by such Governmental Body to effect such subdivision as provided under applicable Law and the payment of any Taxes (other than any value added Taxes) and costs derived from the conveyance of the Monterrey F&B Property to Buyer’s designee. Buyer and Vitro shall take all reasonable actions necessary to grant each other access and other easements reasonably necessary for the newly subdivided parcels to maintain substantially the same uses they would support currently as part of the Monterrey Property, including those easements identified in Section 5.20 of the Sellers’ Disclosure Schedules.  At Closing, the parties shall sign a Contrato de Compra Venta de Inmueble (Contract to Buy and Sell Real Estate) to convey the property designated on Section 5.20 of the Sellers’ Disclosure Schedules (including all buildings and improvements to the extent such buildings and improvements have not already been conveyed) (the “Monterrey F&B Property”) to Buyer’s designee and, upon the later of the completion of the subdivision of the Monterrey Property and the end of the ongoing proceedings to regularize the Monterrey Property before the relevant Governmental Bodies, Vitro shall cause the Monterrey Property Transitional Owner to notarize and register the conveyance of the Monterrey F&B Property to Buyer’s designee.  The purchase price payable by Buyer’s designee for the Monterrey F&B Property shall be considered included in the Purchase Price and Vitro shall cause the Monterrey Property Transitional Owner to acknowledge having received full consideration for the Monterrey F&B Property.

Section 5.21                            Non-Competition

(a)                                 During the period beginning on the Closing Date ending the third (3rd) anniversary of the Closing Date (the “Restricted Period”), each Seller shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the United States of America, Mexico or Bolivia (the “Territory”) or (ii) have any interest in any Person that engages in the Business in the Territory, including as a partner, shareholder, consultant, principal, member or otherwise. Notwithstanding the foregoing, for the purposes of this Section 5.21, ownership of securities having no more than five percent (5%) of the outstanding voting power of any Person which are listed on any national securities exchange will not be deemed to be in violation of this Section 5.21 as long as the Person owning such securities has no other connection or relationship with such Person.

(b)                                 Each of the Parties agrees that the restrictions contained herein are reasonable and necessary to protect the legitimate interests of the other Party and constitute a material inducement to each Party to enter into this Agreement and consummate the transactions contemplated hereby.  It is expressly understood and agreed that although each Party considers the restrictions contained in this Section 5.21 to be reasonable and lawful, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 5.21 is an unenforceable restriction against such Person, the provisions of this Section 5.21 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Section 5.21 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c)                                  The Restricted Period for a breaching party will be extended by the length of any period during which such party is in breach of the terms of this Section 5.21.

(d)                                 Notwithstanding anything to the contrary herein, (i) Vitro’s ownership interest in Empresas Comegua, S.A. shall not be a breach of this Section 5.21, provided, that during the Restricted Period, Vitro shall not increase its ownership interest therein or use its relationships with customers in Mexico to market the Empresas Comegua, S.A. products and (ii) the provision of any technical or advisory services or the sale, supply or service of any machinery, technology or equipment by any Seller or any of their Affiliates to any other Seller, any of their Affiliates or any third party shall not be deemed to be a breach of this Section 5.21.

Section 5.22                            Cooperation with Financing.

(a)                                 Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and obtain the Financing on or prior to the Closing Date on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter and satisfy on a timely basis all conditions applicable to Buyer and within its control in obtaining the Financing, (ii) negotiate, enter into and deliver the definitive agreements with respect to the Financing reflecting the terms and subject only to the conditions precedent set forth in the Debt Commitment Letter (or on terms or conditions more favorable to Buyer) (any such agreements, the “Definitive Debt Agreements”), (iii) comply in all material respects with its covenants and other obligations in the Debt Commitment Letter or the Definitive Debt Agreements, as applicable, (iv) upon satisfaction of all of the conditions precedent under Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), consummate or cause the consummation of the Financing at or prior to the Closing as set forth in Section 2.3(a), (v) satisfy or obtain a waiver of on a timely basis all conditions that are applicable to (and within the control of) Buyer in the Debt Commitment Letter and the Definitive Debt Agreements and (vi) enforce its rights under the Debt Commitment Letter and the Definitive Debt Agreements. Buyer shall not, without the prior written consent of Sellers (not to be unreasonably withheld or delayed), agree to or permit any amendment, supplement or modification to be made to, or grant any waiver of any material provision or right under, the Debt Commitment Letter or the Definitive Debt Agreements if such amendment, supplement, modification or waiver would reasonably be expected to reduce (or have the effect of reducing) the aggregate amount of the Financing such that the Purchaser would not have sufficient funds to pay the Purchase Price on the Closing Date, or otherwise amend, supplement or modify any other provision (including the conditions precedent) of the Debt Commitment Letter in a manner that would reasonably be expected to delay or prevent the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date. Notwithstanding the foregoing, Buyer may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement so long as such amendment is in accordance with the Debt Commitment Letter as of the date hereof. Buyer shall promptly deliver to Sellers copies of any amendment, replacement, supplement, modification or waiver to or under the Debt Commitment Letter or the Definitive Debt Agreements entered into in accordance with this Section 5.22. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or the Definitive Debt Agreements, Buyer shall promptly notify Sellers and shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from the same and/or alternative sources on terms and conditions not less favorable to Buyer than those contained in the Debt Commitment Letter in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but no later than the date on which the Closing would otherwise occur under Section 2.3(a) (the “Alternative Financing”).  Buyer shall deliver to Sellers true and complete copies (including drafts) of all contracts or other arrangements pursuant to which any such same or alternative source shall have committed to provide any portion of the Financing (except in the case of customary fee letters where fee amounts and other economic terms, none of which could adversely affect the conditionality, enforceability or amount or availability of any such alternative financing, may be redacted). Buyer shall keep Sellers informed on a reasonably current basis and in reasonable detail of the status of its efforts to obtain the Financing and provide to Sellers drafts of the Definitive Debt Documents no later than two (2) Business Days prior to the Closing Date.  Buyer shall give Sellers prompt written notice (and, in any event, within three (3) Business Days) (i) of any termination of the Debt Commitment Letter or any Definitive Debt Agreement, (ii) of any material breach or default, or termination or repudiation of any provisions of the Debt Commitment Letter or Definitive Debt Agreements, in each case, by any party thereto, of which Buyer becomes aware, and (iii) of the receipt of any written notice or other written communication from any of the Financing Sources with respect to any actual breach, default, termination or repudiation of any provisions of the Debt Commitment Letter or any Definitive Debt Agreement, in each case, by any party thereto, in the case of a breach or default solely to the extent that such breach or default could reasonably be expected to impair the availability of the Financing on the Closing Date.  As soon as reasonably practicable, but in any event within four (4) Business Days of the date Sellers deliver to Buyer a written reasonable request, Buyer shall provide any information reasonably requested by Sellers relating to any circumstance referred to in the immediately preceding sentence; provided, however, that in no event will Buyer be under any obligation to disclose any information that is subject to a binding confidentiality obligation or any applicable legal privileges (including the attorney-client privilege).  For purposes of this Agreement, references to the “Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, modified or replaced by this Section 5.22(a) and references to the “Debt Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 5.22(a).

(b)                                 From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article 8, Sellers shall, and shall cause each Company and its respective Subsidiaries and its and their respective personnel and advisors to, use their respective reasonable best efforts to provide Buyer with such cooperation and assistance in connection with the arrangement of the Financing as is necessary or customary and reasonably requested by Buyer (it being acknowledged and agreed by Buyer that, notwithstanding anything in this Agreement to the contrary, the receipt of the Financing is not a condition to the consummation of the transactions contemplated by this Agreement), including using reasonable best efforts to (i) participate in, and assist with, the Marketing Efforts related to the Financing; (ii) timely deliver to Buyer and its Financing Sources the Required Information; (iii) take such actions as are reasonably requested by Buyer or its Financing Sources to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Financing; (iv) using commercially reasonable efforts to cause its auditors to (A) cooperate with the Financing consistent with customary practice and (B) render customary “comfort letters”

(including customary “negative assurances”); (v) ensure that the Financing benefits from the existing lending relationships of each Company and its respective Subsidiaries; (vi) reasonably facilitate the granting of security interests in assets of, and pledges of the shares of, each Company and its Subsidiaries in connection with the Financing; and (vii) furnish Buyer and any Financing Sources with all documentation and other information (A) in connection with their customary due diligence of the Business and (B) required by any Governmental Body with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, as amended, that has been reasonably requested by Buyer at least ten (10) Business Days prior to the Closing Date.  Sellers and the Companies will provide, or cause to be provided, to Buyer such information as may be necessary so that all Required Information is complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading. Sellers and the Companies hereby consent to the use of all of their and their respective Subsidiaries’ logos in connection with the Financing if such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Sellers, any Company or any of their respective Subsidiaries or the reputation or goodwill of Sellers, any Company or any of their respective Subsidiaries (it being agreed and acknowledged by Sellers and the Companies that the use of Sellers or Companies’ logos as applicable on any Marketing Material customary for a financing of a type similar to the Financing shall be deemed not reasonably likely to harm or disparage Sellers, any Company or any of their respective Subsidiaries or the reputation or goodwill of Sellers, any Company or any of their respective Subsidiaries).

(c)                                  Sellers shall prepare and provide to Buyer (i) (A) within forty-five (45) days of the date of this Agreement with respect to the fiscal quarter ended March 31, 2015 and (B) within forty-five (45) days of the fiscal quarter ended June 30, 2015 and each fiscal quarter thereafter ended at least forty-five (45) days prior to the Closing Date (but excluding the fourth fiscal quarter of any fiscal year), unaudited carve-out combined financial statements consisting of the balance sheets, related statements of income and cash flows of the Business (including the related notes thereto, if any) for each such fiscal quarter, in each case prepared in accordance with IFRS and subjected to a limited review under SAS 100 by independent public accountants that would permit the auditors to issue the comfort letters referred to in Section 5.22(b)(iv)(B), (ii) within ninety (90) days of December 31, 2015 and any fiscal year-end thereafter ended at least ninety (90) days prior to the Closing Date, audited carve-out combined financial statements consisting of the balance sheets and related statements of income, cash flows and stockholders’ equity of the Business (including any related notes thereto and the related reports of the independent public accountants) for such fiscal year, in each case prepared in accordance with IFRS and audited in conformity with U.S. GAAS, and (iii) such other business and financial information with respect to the Companies and their Subsidiaries and their businesses as are reasonably required or requested by the Financing Sources or Buyer for preparation of, or are customarily included in, Marketing Materials for the Financing (the financial information described in clauses (i), (ii) and (iii) above, collectively, the “Required Information”).

(d)                                 Nothing in this Section 5.22 shall require such cooperation to the extent it would (i) unreasonably interfere with or otherwise unreasonably disrupt the conduct of the business or ongoing operations of any Company and its Subsidiaries, (ii) require Sellers, the

Companies or any of their Subsidiaries to pay any fee, reimburse any expenses or otherwise incur any liability or give any indemnities (other than to the extent Buyer is obliged to reimburse Sellers, Companies or Subsidiaries in respect thereof pursuant to Section 5.22(f) below) or (iii) require any Company, any of its Subsidiaries or any of its or their respective directors or officers or other personnel to pass resolutions or consents to approve or authorize the execution of the Financing or any agreement, document or certificate contemplated by the Financing or to execute or deliver, or to take corporate or other action to adopt or approve, any document, agreement, certificate or instrument with respect to the Financing, including any pledge or security documents or closing certificates. Buyer agrees that the execution by Sellers, any Company or any of its Subsidiaries of any documents in connection with the financing for the transactions contemplated by this Agreement will be subject to the consummation of the transactions contemplated hereby at the Closing and such documents will not take effect prior thereto.

(e)                                  Notwithstanding anything in this Agreement to the contrary, (i) Buyer acknowledges and agrees that the receipt of the Financing is not a condition to the consummation of the transactions contemplated by this Agreement and (ii) the condition set forth in Section 7.2(b), as it applies to Sellers’ obligations under this Section 5.22, shall be deemed satisfied unless Sellers have knowingly and willfully materially breached their respective obligations under Section 5.22. Regardless of whether or not the Financing has been achieved, Closing shall occur as provided in Section 2.3(a) upon satisfaction of all of the conditions precedent under Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions).

(f)                                   Buyer shall promptly, upon request by any Company or Seller reimburse such Company or Seller for all reasonable and documented out of pocket costs and expenses (including fees and expenses of (i) one primary legal counsel of Sellers and the Companies, taken as a whole and (ii) auditors of Sellers or the Companies taken as a whole) incurred by such Seller, such Company or any of their respective Subsidiaries or its or their respective Representatives in connection with the Financing to the extent incurred as a result of the cooperation of the Sellers, the Companies and their respective Subsidiaries and Representatives contemplated by this Section 5.22.

Section 5.23                            Patent Assignment.  With respect to any design patents, design registrations and trademark registrations that cover the shape of a bottle (and applications for the foregoing) owned by Seller or its Affiliates as of the Closing Date that are primarily used or held for use by Sellers as of or during the twenty-four (24) months prior to the Closing Date in connection with the operation of the food and beverage glass containers business of Sellers, as conducted in, as applicable, the United States, Mexico and Bolivia, in each case immediately prior to the consummation of the Pre-Closing Transactions (the “Assigned Patents”): (a) the parties shall prepare and agree on a complete and accurate list of such Assigned Patents prior to the Closing Date; (b) such schedule shall be deemed incorporated as Section 3.12(b)(2) of the Sellers’ Disclosure Schedules, and be subject to any applicable representations and warranties; and (c) Seller, on behalf of itself and its Affiliates, shall transfer all of its and their right, title and interest in and to such scheduled Assigned Patents, free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances set forth on Section 3.12(b)(3) of the Sellers’ Disclosure Schedules, to the applicable Company as part of the Pre-Closing Transactions.  If there is a dispute over the inclusion or omission of any specific design patent(s) that the parties cannot resolve in good faith, then such dispute with respect to such specific design patent(s) shall be governed by Section 10.10.  Notwithstanding the foregoing, the commemorative design patents set forth on Section 5.23 of the Sellers’ Disclosure Schedules will not be transferred as part of the Pre-Closing Transactions; provided that Seller agrees, on behalf of itself and its Affiliates, that it shall not, directly or indirectly, sell, license, use or grant others rights to use such commemorative design patents to commercialize food and beverages, except in the case of promotional activities of Seller and its Affiliates that do not directly generate any revenue.

Section 5.24                            Further Assurances.  Following the Closing, and subject to the terms and conditions of this Agreement, each of Buyer and each Seller shall, and shall cause its respective Subsidiaries, to execute and deliver such additional documents, instruments and assurances and take such other actions as may reasonably be requested to carry out and give effect to the transactions contemplated by this Agreement.

ARTICLE 6
TAX MATTERS

Section 6.1                                   Transfer Taxes.  If the Closing occurs, Buyer shall be responsible for the timely payment of all Transfer Taxes.  The party that is required under applicable Law to file Tax Returns with respect to all such Transfer Taxes (and, in the case of any value added Taxes paid in connection with the Pre-Closing Transactions, the applicable Seller) shall, at its own expense, prepare and file all such necessary Tax Returns with respect to all such Transfer Taxes, promptly provide the other party such Tax Returns and any related documentation and, to the extent required by applicable Law, the other Party shall, and shall cause its Affiliates to, join in the preparation and execution of any such Tax Returns.  Each Party shall use reasonable efforts to avail itself of any available exemption from any such Transfer Taxes and to cooperate with the other Party in providing any information or documentation reasonably necessary to obtain such exemption. To the extent any Seller or any of its Affiliates files such Tax Returns with respect to Transfer Taxes and pays such Transfer Taxes, Buyer shall, within ten (10) days of a written request therefor, and without duplication of any amounts paid pursuant to Section 2.3(c)(iii), reimburse the applicable Seller and any of its Affiliates for the amount of any such Transfer Taxes (including, for the avoidance of doubt, any such value added Taxes borne by such Seller or its Affiliates as a result of the Pre-Closing Transactions but excluding any value added Taxes which Seller or its Affiliates paid prior the Closing and for which Seller or its Affiliates have received a refund or credit from the Mexican Tax Authorities); provided, however, that notwithstanding anything in this Section 6.1 to the contrary, Buyer shall not reimburse any Seller or any of its Affiliates for any Transfer Taxes pursuant to this Section 6.1 prior to the Closing. For the avoidance of doubt, any cost or expense incurred in terminating a trust pursuant to the Pre-Closing Transactions is not a Transfer Tax and shall be borne by Sellers.

Section 6.2                                   Preparation and Filing of Tax Returns.  Except as otherwise provided in Section 6.1, it shall be Buyer’s responsibility to prepare and file all Tax Returns required to be filed by or in respect of the Companies after the Closing Date and remit all Taxes due in respect of such Tax Returns.

Section 6.3                                   Value Added Taxes.  Subject to Section 6.1, each Seller shall reasonably cooperate with Buyer and the Companies in connection with their efforts to obtain a refund or credit from the Mexican Tax Authorities of such value added Taxes paid in connection with the Pre-Closing Transactions and to provide any information or documentation that may be reasonably necessary to obtain such refund or credit.

Section 6.4                                   Purchase Price Allocation. Buyer and Vitro shall use reasonable best efforts to agree to an allocation of the Purchase Price among the Equity Interests and the Monterrey F&B Property conveyed to Buyer’s designee after Closing (and, to the extent required by applicable Tax law, the underlying assets held by the Companies) for all applicable Tax purposes, and except as may be required by applicable Law, Buyer and Vitro (and their respective Affiliates) will not take any position for any applicable Tax purpose inconsistent with such allocation; provided that Buyer and Vitro will use reasonable best efforts to agree to an allocation of the Purchase Price among the Equity Interests of the Companies prior to the Closing.

ARTICLE 7
CONDITIONS TO CLOSING

Section 7.1                                   Conditions to Each Party’s Obligations.  The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by Buyer and all Sellers), at or prior to the Closing, of each of the following conditions:

(a)                                 Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

(b)                                 Any applicable waiting period (and any extension thereof) or Consent required under Mexico’s Federal Law of Economic Competition (Ley Federal De Competencia Económica) shall have expired or been terminated or obtained, as applicable.

(c)                                  No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and would (i) make the Closing illegal or (ii) otherwise prohibit or enjoin consummation of the transactions contemplated by this Agreement.

(d)                                 The Pre-Closing Transactions shall have been completed in accordance with Section 5.18.

(e)                                  This Agreement will have been duly adopted by the affirmative vote or consent of the holders of a majority of the outstanding shares of Class A common stock of Vitro.

(f)                                   The favorable resolution of the National Commission required under Article 9 of the Mexican Foreign Investment Law shall have been obtained.

Section 7.2                                   Other Conditions to the Obligations of Buyer.  In addition to the conditions set forth in Section 7.1, the obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver in writing by Buyer, of each of the following conditions at or prior to the Closing:

(a)                                 (i) the Sellers Fundamental Representations and Warranties and the representations and warranties of each Seller set forth in Section 3.7(a)(iii) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all respects as of such date) and (ii)  the representations and warranties of each Seller contained in Article 3 of this Agreement (other than those set forth in Section 7.2(a)(i)) shall be true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date), except in the case of clause (ii) where the failure to be true and correct as of such date (without regard to any qualification as to materiality or Company Material Adverse Effect included therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Each Seller shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it on or prior to the Closing Date.

(c)                                  Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, stating on behalf of such Seller, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) applicable to such Seller have been satisfied.

(d)                                 Each Seller shall have delivered to Buyer a counterpart of each Ancillary Agreement to which such Seller is a party, duly executed on behalf of such Seller.

(e)                                  Each Seller shall have delivered to Buyer the applicable Outstanding Debt Payoff Documents.

(f)                                   Vitro shall have delivered to Buyer the Net Pension Liabilities Funding Documents.

(g)                                  Each Seller shall have delivered to Buyer a certificate in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding under Section 1445 of the Code.

Section 7.3                                   Other Conditions to the Obligations of Sellers.  In addition to the conditions set forth in Section 7.1, the obligations of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver in writing by all Sellers, of each of the following conditions at or prior to the Closing:

(a)                                 (i) The Buyer Fundamental Representations shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all respects as of such date) and (ii) the representations and warranties of Buyer contained in Article 4 of this Agreement (other than those set forth in Section 7.3(a)(i)) shall be true and correct as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date), except in the case of clause (ii) where the failure to be true and correct as of such date (without regard to any qualification as to materiality or Buyer Material Adverse Effect included therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)                                 Buyer shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it on or prior to the Closing Date.

(c)                                  Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, stating on behalf of Buyer, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)                                 Buyer shall have delivered to the applicable Seller a counterpart of each Ancillary Agreement to which Buyer is a party, duly executed on behalf of Buyer.

Section 7.4                                   Frustration of Closing Conditions.  Neither Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s failure to use the efforts required pursuant to this Agreement to cause the Closing to occur, including as required by Section 5.6 and Section 5.8.

ARTICLE 8
TERMINATION

Section 8.1                                   Termination.  At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned as follows (and the Party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give written notice of such termination to the other Party setting forth a brief description of the basis on which it is terminating this Agreement):

(a)                                 by the mutual written consent of Buyer and Vitro;

(b)                                 by Buyer or Vitro, if (i) there shall be any Law enacted, promulgated or issued by any Governmental Body that makes consummation of the Closing illegal or otherwise prohibited or (ii) any Governmental Body shall have issued an Order permanently enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable;

(c)                                  by either Buyer or Vitro, if the Closing shall not have occurred on or before a date that is nine (9) months from the date of this Agreement or such other date that Buyer and Sellers may agree upon in writing (the “Termination Date”); provided, that if on the Termination Date, any condition to Closing set forth in any of Section 7.1(a), Section 7.1(b), Section 7.1(c) or Section 7.1(f) shall not have been satisfied, then either Buyer or Vitro may extend the Termination Date for an additional three (3) month period, by providing written notice of such extension to the other Party; provided further, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available (i) to Buyer if a breach of this Agreement by Buyer resulted in the failure of the Closing to occur before the Termination Date or (ii) to any Seller if a breach of this Agreement by any Seller resulted in the failure of the Closing to occur before the Termination Date;

(d)                                 by Buyer, if (i) there shall have been a breach by any Seller of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied, such breach by such Seller shall not have been cured on or prior to the earlier of (A) the Termination Date and (B) twenty (20) Business Days after receipt by Vitro of written notice of such breach from Buyer, and (ii) Buyer is not then in breach of any provision of this Agreement; or

(e)                                  by Vitro, if (i) there shall have been a breach by Buyer of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 7.1(d) or Section 7.3 to be satisfied, such breach by Buyer shall not have been cured on or prior to the earlier of (1) the Termination Date and (2) twenty (20) Business Days after receipt by Buyer of written notice of such breach from Vitro and (ii) such Seller is not then in breach of any provision of this Agreement.

Section 8.2                                   Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article 8:

(a)                                 this Agreement shall forthwith become null and void (except for this Section 8.2, Section 5.10, Section 5.12 and Article 10, each of which shall survive such termination and remain valid and binding obligations of the Parties in accordance with their terms);

(b)                                 if this Agreement is terminated by Buyer or Vitro pursuant to Section 8.1(b) or Section 8.1(c) because of a failure of a condition set forth in Section 7.1 (other than Section 7.1(d), Section 7.1(e) and Section 7.1(f)) to be satisfied, then Buyer will pay Vitro an amount equal to One Hundred Fifty Million Dollars ($150,000,000) as Sellers’ sole and exclusive remedy hereunder, (such fee, the “Termination Fee”) in immediately available funds, free and clear of and without deduction for any Taxes, within two (2) Business Days after the date on which this Agreement is terminated; provided that if the Termination Fee has been deposited with the Escrow Agent pursuant to Section 5.8(b), then an amount equal to Termination Fee shall be promptly (and in any event, no later than two (2) Business Days after such termination, free and clear of and without deduction for any Taxes) released to Vitro, and any such remaining funds on deposit with the Escrow Agent shall be promptly (and in any event, no later than two (2) Business Days after such termination, free and clear of and without deduction for any Taxes) released to Buyer.  Buyer acknowledges and agrees that the agreements contained in this Section 8.2(b) are an integral part of the transactions contemplated hereby, and that without these agreements, no Seller would have entered into this Agreement; accordingly, if Buyer fails to promptly pay the Termination Fee when due and, in order to obtain such payment, Vitro commences a Legal Proceeding that results in a judgment against Buyer for the Termination Fee or any portion thereof, Buyer shall pay to Vitro the reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) of any Seller in connection with such Legal Proceeding, together with interest on the amount of such Termination Fee or portion thereof at the prime rate as published by the Wall Street Journal, Eastern Edition, in effect on and including the date such payment was required to be made through and including the date of payment; and

(c)                                  there shall be no liability of any kind on the part of Buyer or Sellers or any of Buyer’s or Sellers’ former, current or future Affiliates, Representatives, officers, directors, direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers or members; provided, however, that termination pursuant to this Article 8 shall not relieve either Party from such liability (i) pursuant to the sections specified in Section 8.2(a) or pursuant to Section 8.2(b) that survive termination or (ii) for any breach of this Agreement prior to such termination or for fraud.

ARTICLE 9
SURVIVAL; INDEMNIFICATION; LIMITATIONS ON LIABILITY

Section 9.1                                   Survival.

(a)                                 Subject to the other terms and conditions of this Article 9, each of the representations and warranties set forth in this Agreement, any Ancillary Agreement or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement, shall survive the Closing and the consummation of the transactions contemplated hereby and shall expire (together with any right to assert a claim under Section 9.2(a) or Section 9.3(a), as applicable) on the date that is eighteen (18) months after the Closing Date, provided, however, that (i) the Sellers Fundamental Representations and Warranties, the Buyer Fundamental Representations and Warranties and the representations and warranties of Sellers set forth in Section 3.17 shall survive the Closing and the consummation of the transactions contemplated hereby and shall expire on the date that is four (4) years after the Closing Date and (ii) the representations and warranties of Sellers set forth in Section 3.15 and Section 3.16 shall survive the Closing and the consummation of the transactions contemplated hereby and shall expire on the date that is thirty (30) days following the expiration of the applicable statute of limitations.

(b)                                 Each of the covenants and other agreements contained in this Agreement, any Ancillary Agreement or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement (the “Pre-Closing Covenants”) shall expire on the Closing Date, other than any covenant or agreement that, by its terms, expressly contemplates performance after the Closing Date, in which case such covenant or agreement shall survive the Closing Date and shall expire upon expiration of its term or performance of the undertaking set forth therein; provided, that Buyer’s indemnification obligation under Section 9.3(c) shall expire on the date that is four (4) years after the Closing Date.  Notwithstanding the expiration of the Pre-Closing Covenants, any right to assert a claim under Section 9.2(b) or Section 9.3(b) shall survive the Closing and expire on the date that is eighteen (18) months after the Closing Date.

(c)                                  It is the express intent of Buyer and each Seller that, (i) if the applicable period set forth in Section 9.1(a) or Section 9.1(b) for the survival of the representations, warranties, covenants and other agreements and for the making of claims for indemnification based on any breaches thereof is shorter than the statute of limitations that would otherwise have been applicable thereto, then, by contract, the statute of limitations applicable thereto shall be reduced to the survival period set forth in Section 9.1(a) or Section 9.1(b), as applicable, and

(ii) no Party shall be obligated to indemnify, defend, hold harmless, compensate or reimburse any other Party after the last date that is within the survival period set forth in Section 9.1(a) or Section 9.1(b), as applicable, with respect to any particular claim for indemnification, and all rights and remedies that may be exercised by a Party with respect to such representations, warranties, covenants and other agreements and any claim for indemnification based on any breaches thereof will expire and terminate simultaneously with the ending of the survival period set forth in Section 9.1(a) or Section 9.1(b), as applicable.  Buyer and Sellers further acknowledge that (A) the survival periods set forth in Section 9.1(a) and Section 9.1(b) are the result of arms’ length negotiations between Buyer and Sellers, (B) Buyer and Sellers intend for such survival periods to be enforced as agreed by Buyer and Sellers and (C) such survival periods shall not be deemed to be tolled following the Closing Date or to otherwise extend beyond the end of such survival periods for any reason.  Notwithstanding the foregoing, if any claim is made hereunder prior to the expiration of the applicable survival period set forth in Section 9.1(a) or Section 9.1(b), as applicable, such representation, warranty, covenant or other agreement shall survive until final resolution of such claim.

Section 9.2                                   Indemnification by Sellers.  Subject to the other terms and conditions of this Article 9, from and after the Closing, each Seller shall indemnify, defend and hold harmless, on a joint and several basis, Buyer and its Affiliates (including, following the Closing, the Companies) and their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against, and shall pay and reimburse the Buyer Indemnified Parties for, any and all Losses of the Buyer Indemnified Parties to the extent arising out of:

(a)                                 any inaccuracy in or breach of any representation or warranty of Sellers contained in Article 3 of this Agreement, any Ancillary Agreement (but excluding any inaccuracy in or breach of any representation or warranty of Sellers or any of their Affiliates in the FAMA Supply Agreement, the Sales and Distribution Agreement — Food and Beverage or the Sales and Distribution Agreement — Pharmaceuticals and Cosmetics) or in any certificate or other instrument delivered by or on behalf of Sellers pursuant to this Agreement;

(b)                                 any breach of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement or any Ancillary Agreement (but excluding any breach of any covenant, agreement or obligation to be performed by Sellers or any of its Affiliates pursuant to the FAMA Supply Agreement, the Sales and Distribution Agreement — Food and Beverage or the Sales and Distribution Agreement — Pharmaceuticals and Cosmetics); and

(c)                                  for the purposes of determining whether a breach of representation or warranty has occurred for the purposes of this Section 9.2 and calculating the amount of Losses related thereto, any qualification as to materiality, Company Material Adverse Effect or any other similar qualification or standard contained in Article 3 shall be disregarded (it being understood that the word “Material” in the defined term “Material Contracts” and the qualification as to “Company Material Adverse Effect” contained in Section 3.7(a)(iii) shall not be disregarded for any of such purposes).

Section 9.3                                   Indemnification by Buyer.  Subject to the other terms and conditions of this Article 9, from and after the Closing Date, Buyer shall indemnify, defend and hold harmless each Seller and its Affiliates and their respective Representatives (collectively, the

“Seller Indemnified Parties”) against, and shall pay and reimburse the Seller Indemnified Parties for, any and all Losses of the Seller Indemnified Parties to the extent arising out of:

(a)                                 any inaccuracy in or breach of any representation or warranty of Buyer contained in Article 4 of this Agreement, in any Ancillary Agreement (but excluding any inaccuracy in or breach of any representation or warranty of Buyer or any of its Affiliates (including, following the Closing, the Companies) in the FAMA Supply Agreement, the Sales and Distribution Agreement — Food and Beverage or the Sales and Distribution Agreement — Pharmaceuticals and Cosmetics) or in any other certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b)                                 any breach of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any Ancillary Agreement (but excluding any breach of any covenant, agreement or obligation to be performed by Buyer or any of its Affiliates (including, following the Closing, the Companies) pursuant to the FAMA Supply Agreement, the Sales and Distribution Agreement — Food and Beverage or the Sales and Distribution Agreement — Pharmaceuticals and Cosmetics); and

(c)                                  the operation of the Business and the Companies after the Closing (it being understood that this Section 9.3(c) shall not relieve any Seller of any obligation under or pursuant to, or diminish any obligation of any Seller under, Section 9.2); and

(d)                                 for the purposes of determining whether a breach of representation or warranty has occurred for the purposes of this Section 9.3 and calculating the amount of Losses related thereto, any qualification as to materiality, Company Material Adverse Effect or any other similar qualification or standard contained in Article 4 shall be disregarded.

Section 9.4                                   Limitations and Other Matters Relating to Indemnification.

(a)                                 Sellers shall not be required to indemnify, defend, hold harmless, pay or reimburse the Buyer Indemnified Parties under Section 9.2 (other than under Section 9.2(b) with respect to any breach of any covenant, agreement or obligation to be performed by Sellers or any of their Affiliates pursuant to Section 5.19 or Section 5.20) (i) unless and until the aggregate amount of all Losses in respect of indemnification under Section 9.2 exceeds Twenty-One Million, Five Hundred Thousand Dollars ($21,500,000) (the “Sellers’ Indemnification Threshold”), and once the Sellers’ Indemnification Threshold has been exceeded, Sellers shall only be required to indemnify, defend, hold harmless, pay and reimburse for Losses in excess of the Sellers’ Indemnification Threshold (subject to the limitations set forth in Section 9.4(b)) and (ii) unless and until the amount of Losses in respect of indemnification under Section 9.2 arising from any particular inaccuracy in or breach of any representation, warranty or covenant of Sellers in this Agreement exceeds $100,000 (the “Sellers’ Per Claim Threshold”), and such Losses below the Sellers’ Per Claim Threshold shall not be counted toward the Sellers’ Indemnification Threshold.

(b)                                 Sellers shall not be required to indemnify, defend, hold harmless, pay or reimburse the Buyer Indemnified Parties under Section 9.2(a) or Section 9.2(b) (other than under Section 9.2(b) with respect to any breach of any covenant, agreement or obligation to be performed by Sellers or any of their Affiliates pursuant to Section 5.19 or Section 5.20) from and after the aggregate amount of all Losses in respect of indemnification under Section 9.2(a) and Section 9.2(b) exceeds Two Hundred Fifteen Million Dollars ($215,000,000) (and, for the avoidance of doubt, the maximum amount of payments required to be made by Sellers pursuant to Section 9.2 shall not exceed such amount).

(c)                                  Buyer shall not be required to indemnify, defend, hold harmless, pay or reimburse the Seller Indemnified Parties under Section 9.3 (i) unless and until the aggregate amount of all Losses in respect of indemnification under Section 9.3 exceeds Twenty-One Million, Five Hundred Thousand Dollars ($21,500,000) (the “Buyer Indemnification Threshold”), and once the Buyer Indemnification Threshold has been exceeded, Buyer shall only be required to indemnify, defend, hold harmless, pay and reimburse for Losses in excess of the Buyer Indemnification Threshold (subject to the limitations set forth in Section 9.4(d)); and (ii) unless and until the amount of Losses in respect of indemnification under Section 9.3, as applicable, arising from any particular inaccuracy in or breach of any representation, warranty or covenant of Buyer in this Agreement exceeds $100,000 (the “Buyer Per Claim Threshold”), and such Losses below the Buyer Per Claim Threshold shall not be counted toward the Buyer Indemnification Threshold.

(d)                                 Buyer shall not be required to indemnify, defend, hold harmless, pay or reimburse the Seller Indemnified Parties under Section 9.3(a), Section 9.3(b) or Section 9.3(c) from and after the aggregate amount of all Losses in respect of indemnification under Section 9.3(a), Section 9.3(b) and Section 9.3(c) exceeds Two Hundred Fifteen Million Dollars ($215,000,000) (and, for the avoidance of doubt, the maximum amount of payments required to be made by Buyer pursuant to Section 9.3 shall not exceed such amount).

(e)                                  With respect to any investigation, cleanup, remediation, or remedial or corrective action (“Remedial Action”) of or with respect to any release of Hazardous Substances, that is required to satisfy Sellers’ indemnification obligation under Section 9.2(a) with respect to a breach of Section 3.17(a) (the “Indemnifiable Environmental Liabilities”):

(i)                                     Vitro shall have the right, but not the obligation, to conduct and control any Remedial Action; provided, that, if Vitro elects to conduct any Remedial Action, Vitro shall do so without materially interfering with the operations of the Business;

(ii)                                  Buyer shall, and shall cause its Affiliates (including the Companies) to cooperate with Vitro, including by providing (insofar as it has the authority to do so) reasonable access to the subject site, including reasonable access to install, maintain, replace and operate wells and remove impacted soil and/or groundwater;

(iii)                               The Sellers shall be jointly and severally liable for any Loss in respect of any Indemnifiable Environmental Liabilities incurred to the extent such Remedial Action is conducted in a reasonably cost-effective manner (“Cost-Effective Manner”).  The Cost-Effective Manner shall incorporate (A) the least stringent clean-up standards that, based upon the use classification (industrial, commercial or residential) of a subject site, as of the Closing Date, are allowed under applicable Environmental Law and (B) the least costly methods that are allowed under applicable Environmental Law and that are approved by, or otherwise acceptable to, applicable Governmental Bodies to achieve such standards, including the use of engineering and institutional controls to eliminate or minimize exposure pathways. Buyer shall be responsible for any operation and maintenance with respect to any such institutional or engineering controls subsequent to completion of their initial installation, and such post-installation costs shall not be subject to indemnification; provided, however, that the applicable Seller shall remain responsible for the operation and maintenance of any such control that entails removing and/or treating soil or groundwater contaminated with Hazardous Substances until such removal and treatment is no longer required; and

(iv)                              Sellers shall not be responsible for Losses with respect to any such Indemnifiable Environmental Liabilities to the extent they are caused, triggered, increased or have their timing accelerated by (A) any negligent act or omission of Buyer or any of its Affiliates (including any Company or any of their Subsidiaries following the Closing) subsequent to the Closing, (B) any changes in Environmental Law coming into effect subsequent to the date of this Agreement, (C) any change in use classification by Buyer or any of its Affiliates (including any Company or any of their Subsidiaries following the Closing) of a subject Real Property (other than the Toluca Cosmetics Property) and the Monterrey F&B Property subsequent to the Closing from industrial to commercial or residential or from commercial to residential, (D) any decommissioning, closure or temporary or permanent cessation of operations of a facility or a unit by Buyer or any of its Affiliates (including any Company or any of their Subsidiaries following the Closing), (E) any sampling, analysis or invasive testing of any environmental media (including air, groundwater, surface water, soil or other subsurface media or sediments) conducted subsequent to the Closing by or on behalf of Buyer or any of its Affiliates (including any Company or any of their Subsidiaries following the Closing) unless (1) required by applicable Environmental Law as in effect on the date of this Agreement or an Order of a Governmental Body, (2) undertaken in connection with repairs or maintenance conducted consistent with common industry practices and the conduct of a reasonable and prudent business person who owns the applicable Real Property (other than the Toluca Cosmetics Property) and the Monterrey F&B Property (without consideration of the benefit of any indemnification provided by the Seller) or (3) undertaken to protect against an imminent and substantial risk of damage to any property or any third party or harm to human health or death that may be caused by known releases, or releases that a prudent business person who owns the applicable Real Property (other than the Toluca Cosmetics Property) and the Monterrey F&B Property would reasonably suspect (without consideration of the benefit of any indemnification provided by the Seller), of any Hazardous Substances or (F) any oral or written communication, notice, report or other submission of data, information or documents (a “Communication”), whether directly or indirectly, by Buyer or any of its Affiliates (including any Company or any of their Subsidiaries following the Closing) to a Governmental Body or third party, except to the extent such Communication is required by applicable Environmental Law or is in response to a request of a Governmental Body.

(f)                                   Notwithstanding anything to the contrary herein, in no event shall (i) Buyer be required to indemnify, defend, hold harmless, pay or reimburse the Seller Indemnified Parties or (ii) Sellers be required to indemnify, defend, hold harmless, pay or reimburse the Buyer Indemnified Parties, under this Article 9 or Article 6, or otherwise be liable in connection with this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby, for any Losses that are punitive, incidental, consequential, special or indirect, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, diminution of value and any damages based on any type of multiple, in each case, in any way arising out of or relating to this Agreement or the transactions contemplated hereby (whether at law or in equity, and whether in contract or in tort or otherwise), other than any such Losses that have been awarded by a court of competent jurisdiction in connection with any Third Party Claim.

(g)                                  The amount of any Losses that are subject to indemnification, compensation or reimbursement under this Article 9 shall be reduced by the amount of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of such Losses or any of the events, conditions, facts or circumstances resulting in or relating to such Losses (“Third-Party Payments”).  If an Indemnified Party receives any Third-Party Payment with respect to any Losses for which it has previously been indemnified (directly or indirectly) by an Indemnifying Party, the Indemnified Party shall promptly (and in any event within three (3) Business Days after receiving such Third-Party Payment) pay to the Indemnifying Party an amount equal to such Third-Party Payment or, if it is a lesser amount, the amount of such previously indemnified Losses.  The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements other than this Agreement for any Losses to the same extent such Party would if such Losses were not subject to indemnification, compensation or reimbursement hereunder.

(h)                                 The amount of any Losses that are subject to indemnification, payment or reimbursement under this Article 9 shall be reduced by an amount equal to any Tax benefit actually realized as a result of such Losses by the Indemnified Party in the taxable year such payment is made or in the succeeding two (2) taxable years (determined on a “with and without” basis).  If a Tax benefit is reasonably available to an Indemnified Party in connection with any such Losses, the Indemnified Party shall use commercially reasonable efforts to cause such Tax benefit to be actually realized.  The amount of any such Tax benefit shall be determined by the Indemnified Party in its reasonable sole discretion, exercised in good faith. If a Tax benefit is actually realized by an Indemnified Party with respect to any Losses (i) within the period of time specified in the first sentence of this Section 9.4(h) and (ii) for which it has previously been indemnified by an Indemnifying Party, the Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to such actually realized Tax benefit or, if it is a lesser amount, the amount of such previously indemnified Losses. This provision shall not be construed to require the Indemnified Party to make available its Tax Returns (or any other information relating to its Taxes that it deemed confidential) to the Indemnifying Party or any other Person.

(i)                                     Buyer shall, and shall cause the other Buyer Indemnified Parties to, and Sellers shall, and shall cause the other Seller Indemnified Parties to, use commercially reasonable efforts to pursue all legal rights and remedies available in order to mitigate and minimize any Losses subject to indemnification pursuant to this Article 9 promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Losses.

(j)                                    Notwithstanding anything to the contrary herein, in no event shall (i) Buyer be required to indemnify, defend, hold harmless, pay or reimburse the Seller Indemnified

Parties or (ii) Sellers be required to indemnify, defend, hold harmless, pay or reimburse the Buyer Indemnified Parties for Losses under this Article 9 to the extent such Losses (A) were taken into account in the determination of the Final Adjustment Report pursuant to Section 2.4, (B) were reserved for or reflected in the Financial Statements, or (C) in the case of Sellers, resulted from the failure by any Seller or any Company to take any action prohibited by Section 5.1(b) of this Agreement if any Seller requested the consent of Buyer to take such action and Buyer withheld such consent.

Section 9.5                                   Indemnification Procedures.

(a)                                 All claims for indemnification pursuant to this Article 9 shall be made in accordance with the procedures set forth in this Section 9.5.  A Person entitled to assert a claim for indemnification (a “Claim”) pursuant to this Article 9 (an “Indemnified Party”) shall give the Indemnifying Party written notice of any such Claim (a “Claim Notice”), which notice shall include a description in reasonable detail of (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, and (ii) the estimated amount of the Losses that have been or may be sustained by the Indemnified Party in connection with such Claim.  Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, (A) in the case of a Claim in connection with any Legal Proceeding made or brought by any Person (other than Buyer or Sellers in connection with this Agreement) against such Indemnified Party (a “Third-Party Claim”), promptly, but in any event not later than ten (10) Business Days, following receipt of notice of the assertion or commencement of such Legal Proceeding, and (B) in the case of a Claim other than a Third-Party Claim (a “Direct Claim”), promptly, but in any event not later than ten (10) Business Days, after the Indemnified Party becomes aware of the facts constituting the basis for such Direct Claim; provided, however, that no failure to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party is adversely prejudiced by such failure.  The Indemnifying Party and Indemnified Party will cooperate in good faith to resolve any such Claim (including any Direct Claim) for a period of thirty (30) Business Days before commencing any Legal Proceeding in connection with such Claim.  For the purposes of this Agreement, “Indemnifying Party” means Buyer (in the case of a claim for indemnification by a Seller) or Sellers (in the case of a claim for indemnification by Buyer).

(b)                                 With respect to any Third-Party Claim, the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within thirty (30) Business Days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Party’s expense with counsel of its choosing, and the Indemnified Party shall cooperate in good faith in such defense.  The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it.  If the Indemnifying Party agrees in writing not to control the defense of such Third-Party Claim or fails to elect to assume control of the defense of such Third-Party Claim pursuant to the first sentence of this Section 9.5(b), the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable fees and expenses of such counsel to the Indemnified Party.  Each of Buyer and Sellers shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including by retaining and providing to the Party controlling such defense records and information that are reasonably relevant to such Third-Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.  The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Legal Proceeding and the defense thereof.

(c)                                  Notwithstanding anything to the contrary herein, (i) an Indemnifying Party shall not agree to any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, and (ii) an Indemnified Party shall not agree to any settlement of a Third-Party Claim without the prior written consent of the Indemnifying Party.

Section 9.6                                   Tax Treatment of Indemnification Payments.  All indemnification payments made under this Article 9 shall be deemed adjustments to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

Section 9.7                                   Exclusive Remedy; No Duplication; No Set-off.

(a)                                 From and after the Closing, the Parties acknowledge and agree that (i) this Article 9 and Article 6 shall be the sole and exclusive remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties in connection with this Agreement and the transactions contemplated hereby, (ii) neither Buyer nor Sellers shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for a breach of this Agreement or in connection with any of the transactions contemplated by this Agreement, including the purchase of the Equity Interests pursuant hereto, except pursuant to the indemnification provisions set forth in this Article 9 and Article 6, and (iii) each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims, causes of action, suits, demands and Legal Proceedings (A) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or (B) otherwise relating to or in connection with this Agreement and the transactions contemplated hereby, in each case, that it may have against the other Party and any of such Party’s Affiliates or Representatives arising under or based upon any applicable Law, except pursuant to the indemnification provisions set forth in this Article 9 and Article 6; provided, however, that nothing in this Section 9.7(a) shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person pursuant to (or shall otherwise operate to interfere with the operation of) Section 2.4 or Section 10.11.

(b)                                 Any Losses subject to indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses.

(c)                                  Neither Buyer nor Sellers shall have any right to set-off any unresolved claim for indemnification pursuant to this Article 9 against any payment due pursuant to any other provision of this Agreement or any Ancillary Agreement.

ARTICLE 10

MISCELLANEOUS

Section 10.1                            Fees and Expenses.  Except as otherwise expressly provided in this Agreement (including pursuant to the last sentence of Section 5.8(a)), or in any Ancillary

Agreements, whether or not the Closing is consummated, all costs and expenses incurred, including fees and disbursements of counsel, financial advisors and accountants, in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses; provided, however, that, in the event this Agreement is terminated in accordance with its terms the obligation of each Party to bear its own costs and expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party prior to such termination.  For the avoidance of doubt, all costs and expenses related to terminating trusts pursuant to the Pre-Closing Transactions shall be borne by Sellers.

Section 10.2                            Notices.  All notices or other communications to be delivered in connection with this Agreement, including pursuant to Section 5.1, shall be in writing and shall be deemed to have been properly delivered, given and received (a) on the date of delivery if delivered by hand during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, (b) on the date of successful transmission if an executed copy of such notice is sent via facsimile or email during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, or (c) on the date of receipt by the addressee if sent by a nationally recognized overnight courier or by registered or certified mail, return receipt requested, if received on a Business Day, otherwise on the next Business Day.  Such notices or other communications must be sent to each respective Party at the address, email address or facsimile number set forth below (or at such other address, email address or facsimile number as shall be specified by a Party in a notice given in accordance with this Section 10.2):

If to Sellers:	Vitro, S.A.B. de C.V.
Av. Ricardo Margain Zozaya #400
Col. Valle del Campestre
San Pedro Garza García
Nuevo León, México 66265
Facsimile: (81)8863-1515
Email: CValle@Vitro.com
Attention: Claudio Luis del Valle Cabello
And
Email: JArechavaleta@Vitro.com
Attention: Javier Arechavaleta Santos

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Facsimile: +1 212 225 3999
Email: ckordula@cgsh.com
Attention: Chantal E. Kordula

If to Buyer:	Owens-Brockway Glass Container Inc.
One Michael Owens Way
Perrysburg, OH 43551
Facsimile: +1 567 335 1221
Email: general.counsel@o-i.com
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Facsimile: +1 212 455 2502
Email: aklein@stblaw.com
Attention: Alan M. Klein

Section 10.3                            Entire Agreement.  This Agreement, the Sellers’ Disclosure Schedules, the Confidentiality Agreement, the Ancillary Agreements and any other agreements, instruments or documents being or to be executed and delivered by a Party or any of its Affiliates pursuant to or in connection with this Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein and all inducements to the making of this Agreement relied upon by the Parties, and they supersede all other prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 10.4                            Amendment.  This Agreement shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by each of the Parties; provided that Section 5.22, Section 10.7, Section 10.8, the penultimate sentence of Section 10.11(b), Section 10.15 and this Section 10.4 shall not be amended or modified in a manner materially adverse to the Financing Sources without the prior written consent of such Financing Sources.

Section 10.5                            Waivers.  Either Party may, at any time, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or (c) waive compliance by the other Party with any of the agreements or conditions contained herein.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in a written instrument executed and delivered by the Party so waiving.  No waiver by any Party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written waiver.  Neither any course of conduct or failure or delay of any Party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

Section 10.6                            Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced in any situation or in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term or provision hereof or the offending term or provision in any other situation or any other jurisdiction.  Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.7                            No Third-Party Beneficiaries.  Except to the extent provided in Section 5.13 (the provisions of which shall inure to the benefit of the Persons referenced therein as third-party beneficiaries of such provisions), this Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that the Financing Sources shall be express third-party beneficiaries to Section 10.4, this Section 10.7, Section 10.8, the penultimate sentence of Section 10.11(b) and Section 10.15.  Except to the extent provided in Section 5.13 and the proviso to the first sentence of Section 10.4, this Agreement may be amended or terminated, and any provision of this Agreement may be waived, in accordance with the terms hereof without the consent of any Person other than the Parties.

Section 10.8                            Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 10.8 shall be null and void and of no force and effect; provided that the Buyer may assign its rights and interest herein to any of Buyer’s financing sources as collateral without the consent of Sellers. Subject to the preceding sentences of this Section 10.8, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.9                            Governing Law.  This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the Ancillary Agreements (the “Related Agreements”) and the negotiation, execution or performance of the Related Agreements and any of the transactions contemplated hereby and thereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the law of the State of New York.

Section 10.10                     Submission to Arbitration.

(a)                                 The Parties shall endeavor to resolve any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any dispute regarding its validity or termination, or the performance or breach thereof (a “Dispute”) amicably by negotiation between executives who have authority to settle the Dispute.

(b)                                 Any Dispute not resolved by negotiation in accordance with Section 10.10(a) within the earliest of thirty (30) days after either Party requested in writing negotiation under Section 10.10(a) shall be finally settled under the Rules of Arbitration of the ICC in effect at the time of the arbitration.  The place of arbitration shall be London, England, and the language of the arbitration shall be English.

(c)                                  The arbitration shall be conducted by three arbitrators.  Buyer, on the one hand, and Sellers, jointly, on the other hand, shall each nominate one arbitrator within thirty (30) days after delivery of the request for arbitration.  In the event either side fails to nominate an arbitrator within this time period, upon request of any party, such arbitrator shall instead be appointed by the ICC within thirty (30) days of receiving such request.  The two (2) arbitrators appointed in accordance with the above provisions shall nominate the third (3rd) arbitrator within thirty (30) days of their appointment.  If the first (1st) two (2) appointed arbitrators fail to nominate a third (3rd) arbitrator within this time period, upon request of any party, the third (3rd) arbitrator shall be appointed by the ICC within thirty (30) days of receiving such request.  The third (3rd) arbitrator shall serve as chair of the arbitral tribunal.

(d)                                 The award rendered by the arbitrators shall be final and binding on the Parties.  Judgment on the award may be entered in any court of competent jurisdiction.

(e)                                  The Parties agree that an arbitral tribunal appointed hereunder may exercise jurisdiction with respect to this Agreement and the Related Agreements.  The parties consent to the consolidation of two (2) or more arbitrations commenced hereunder and/or under the Related Agreements as follows.  If two (2) or more arbitrations are commenced hereunder and/or under the Related Agreements, any Party named as claimant or respondent in any of these arbitrations may petition any arbitral tribunal appointed in these arbitrations for an order that the several arbitrations be consolidated in a single arbitration before that arbitral tribunal (a “Consolidation Order”).  In deciding whether to make such a Consolidation Order, that arbitral tribunal shall consider whether the several arbitrations raise common issues of law or fact and whether to consolidate the several arbitrations would serve the interests of justice and efficiency.  If before a Consolidation Order is made by an arbitral tribunal with respect to another arbitration, arbitrators have already been appointed in that other arbitration, their appointment terminates upon the making of such Consolidation Order and they are deemed to be functus officio.  In the event of two or more conflicting Consolidation Orders, the Consolidation Order that was made first in time shall prevail.

Section 10.11                     Remedies.

(a)                                 Except as otherwise expressly provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy.

(b)                                 The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor.  Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof.  A Party seeking any order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security.  In the event that any Legal Proceeding should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy at law.  For the avoidance of doubt, in no event shall Sellers, the Companies, or their respective Affiliates or Representatives be entitled to enforce or seek to enforce specifically against any of the Financing Sources any of the terms of the Financing. Nothing in this Section 10.11(b) shall in any way limit any rights or remedies any Seller, any Company or any of their respective Affiliates or Representatives may have with respect to Buyer pursuant to this Agreement.

Section 10.12                     Counterparts and Electronic Signatures.  This Agreement and any Ancillary Agreements may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document.  A signed copy of this Agreement or any Ancillary Agreement transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement or such Ancillary Agreement for all purposes.

Section 10.13                     Releases.  As of the Closing, (a) each of Buyer and its Subsidiaries (including, as of immediately following the Closing, the Companies) (each, a “Releasing Buyer Person”), hereby releases and forever discharges each Seller and each of its Affiliates, successors, assigns, former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, agents, attorneys or other Representatives (in each case, solely in their capacities as such) (each, a “Released Sellers Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Sellers Person, that any Releasing Buyer Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Companies, and (b) each of Sellers and each of its Subsidiaries (each, a “Releasing Sellers Person”), hereby releases and forever discharges Buyer and each of its Affiliates (including, as of immediately following the Closing, the Companies), successors, assigns, former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, agents, attorneys or other Representatives (in each case, solely in their capacities as such) (each, a “Released Buyer Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Buyer Person, that any Releasing Sellers Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Companies; provided, however, that the Parties acknowledge and agree that this Section 10.13 does not apply to and shall not constitute a release of any rights or obligations to the extent arising under this Agreement, any Ancillary Agreement or any certificate or other instrument delivered by or on behalf of either Party pursuant to this Agreement, and provided, further, that no release in this Section 10.13 shall be effective as to (i) any Person’s commission of fraud or a violation of Law or (ii) to the extent any such release may be a violation of Law or deemed contrary to public policy as a matter of applicable Law.

Section 10.14                     Provision Regarding Legal Representation.  Recognizing that Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”) has acted as legal counsel to Sellers, the Companies and their Affiliates prior to date hereof, and that Cleary Gottlieb intends to act as legal counsel to each Seller and its Affiliates (which will no longer include the Companies) after the Closing, Buyer hereby waives (on its own behalf) and agrees to cause its Affiliates (including, after the Closing, the Companies) to waive, any conflicts arising under such representation that may prevent Cleary Gottlieb from representing each Seller or any of its Affiliates after the Closing as such representation may relate to Buyer and the Companies or the transactions contemplated hereby. In addition, notwithstanding anything to the contrary herein, all communications involving attorney-client confidences between each Seller, the Companies and their respective Affiliates, on the one hand, and Cleary Gottlieb, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to each Seller and its Affiliates (and not the Companies).  Accordingly, the Companies shall not have access to any such communications or to the files of Cleary Gottlieb relating to such engagement from and after the Closing, and no actions taken by each Seller or any of its Affiliates or Representatives to retain, remove or otherwise protect such communications will be deemed a breach or violation of this Agreement or any Ancillary Agreement.  Without limiting the generality of the foregoing, from and after the Closing, (a) each Seller and its Affiliates (and not the Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and no Company shall be a holder thereof, (b) to the extent that files of Cleary Gottlieb in respect of such engagement constitute property of the client, only each Seller and its Affiliates (and not the Companies) shall hold such property rights and (c) Cleary Gottlieb shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Companies by reason of any attorney-client relationship between Cleary Gottlieb and the Companies or otherwise.

Section 10.15                     Financing Related Provisions.

(a)                                 Notwithstanding anything to the contrary contained herein, each of the parties hereto agrees (i) that any claim, cross-claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Sources that arises out of or relates to this Agreement, any related documentation or the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Debt Commitment Letter, the Financing or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the

Borough of Manhattan within the City of New York, New York and the appellate courts thereof, (ii) not to bring, or permit any of their Affiliates or Representatives to bring, or support anyone else in bringing any such claim, suit, action or proceeding in any court other than a state or federal court sitting in the Borough of Manhattan within the City of New York, New York, (iii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 10.2 shall be effective service of process against it for any such action brought in any such court, (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (v) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (vi) that any such action shall be governed by, and construed in accordance with, the laws of the State of New York and (vii) TO IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING.

(b)                                 Notwithstanding anything herein to the contrary, none of Sellers, the Companies or any of their Affiliates, members, stockholders, partners or other Representatives shall have any rights or claims against any Financing Sources in connection with this Agreement, the Debt Commitment Letter, the Financing or the transactions contemplated hereby or thereby, and the Financing Sources shall have no liability or obligation to such Persons, in connection with this Agreement or the Financing or the transactions contemplated hereby or thereby, in each case, whether at law or equity, in contract, in tort or otherwise.  This Section 10.15 is intended to benefit and may be enforced by any Financing Source and shall be binding on all successors and assigns of Sellers and any Company and their Affiliates, members, stockholders, partners and other Representatives.  Nothing in this Section 10.15 shall in any way limit any rights or remedies of any Seller, any Company or any of their respective Subsidiaries may have with respect to Buyer pursuant to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VITRO, S.A.B. DE C.V.

By:	/s/ Adrián Guadalupe Sada González
Name: Adrián Guadalupe Sada González
Title: Chairman of the Board

By:	/s/ Adrián Guadalupe Sada Cueva
Name: Adrián Guadalupe Sada Cueva
Title: Chief Executive Officer

DISTRIBUIDORA ALCALI, S.A. DE C.V.

By:	/s/ Adrián Guadalupe Sada Cueva
Name: Adrián Guadalupe Sada Cueva
Title: Attorney in Fact

VITRO PACKAGING, LLC

By:	/s/ Adrián Guadalupe Sada Cueva
Name: Adrián Guadalupe Sada Cueva
Title: Attorney in Fact

[Signature Page – Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OWENS-BROCKWAY GLASS CONTAINER INC.

By:	/s/ Andres Lopez
Name: Andres Lopez
Title: Chief Operating Officer

[Signature Page – Stock Purchase Agreement]